      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 2005

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                               KCS ENERGY, INC.*
             (Exact name of registrant as specified in its charter)

              DELAWARE                               1311                              22-2889587
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                        5555 SAN FELIPE ROAD, SUITE 1200
                              HOUSTON, TEXAS 77056
                                 (713) 877-8006
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                FREDERICK DWYER
                    VICE PRESIDENT, CONTROLLER AND SECRETARY
                        5555 SAN FELIPE ROAD, SUITE 1200
                              HOUSTON, TEXAS 77056
                                 (713) 877-8006
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                    COPY TO:

                               ANDREWS KURTH LLP
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200
                             ATTN: DIANA M. HUDSON
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective.
                             ---------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
             TITLE OF EACH CLASS                  AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
       OF SECURITIES TO BE REGISTERED              REGISTERED            PER UNIT              PRICE           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
7 1/8% Senior Notes due 2012.................     $100,000,000            100%              $100,000,000           $11,770(1)
---------------------------------------------------------------------------------------------------------------------------------
Guarantees by certain subsidiaries of KCS
  Energy, Inc.*..............................               --              --                        --                --(2)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.

(2) Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable because the guarantees relate to other securities that are being registered concurrently.

 * Includes certain subsidiaries of KCS Energy, Inc. identified on the following page.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------
                                        STATE OR OTHER  PRIMARY STANDARD
                                       JURISDICTION OF     INDUSTRIAL
       EXACT NAME OF ADDITIONAL        INCORPORATION OR  CLASSIFICATION   I.R.S. EMPLOYER
REGISTRANT AS SPECIFIED IN ITS CHARTER   ORGANIZATION     CODE NUMBER    IDENTIFICATION NO.
-------------------------------------------------------------------------------------------
KCS Resources, Inc.(1).......            Delaware             1311           76-0413320
-------------------------------------------------------------------------------------------
Medallion California Properties
  Company(1).................              Texas              1311           76-0267470
-------------------------------------------------------------------------------------------
KCS Energy Services, Inc.(1)...          Delaware             1311           76-0516389
-------------------------------------------------------------------------------------------
Proliq, Inc.(1)..............           New Jersey            6719           22-1516527
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) The address for such Subsidiary Guarantor is 5555 San Felipe Road, Suite 1200, Houston, Texas 77056.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 5, 2005

PROSPECTUS

                                KCS ENERGY, INC.

                                   (KCS LOGO)
                            OFFER TO EXCHANGE UP TO
                  $100,000,000 OF 7 1/8% SENIOR NOTES DUE 2012
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                  $100,000,000 OF 7 1/8% SENIOR NOTES DUE 2012
         THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

              THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK
          CITY TIME, ON             , 2005, UNLESS WE EXTEND THE DATE
                             ---------------------

TERMS OF THE EXCHANGE OFFER:

     - We are offering to exchange up to $100.0 million aggregate principal amount of registered 7 1/8% Senior Notes due 2012, which we refer to as the new notes, for any and all of our $100.0 million aggregate principal amount of unregistered 7 1/8% Senior Notes due 2012, which we refer to as the old notes, that were issued on April 8, 2005. The new notes are being offered as additional debt securities under the indenture pursuant to which we previously issued $175.0 million aggregate principal amount of 7 1/8% Senior Notes due 2012, which we refer to as the previously issued notes, and will be treated together with the previously issued notes as a single class of debt securities under the indenture governing the notes.

     - We will exchange all outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of new notes.

     - The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

     - You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

     - The exchange of new notes for old notes will not be a taxable transaction for U.S. federal income tax purposes.

     - We will not receive any cash proceeds from the exchange offer.

     - The old notes are, and the new notes will be, guaranteed on a senior unsecured basis by all of our current and certain future domestic restricted subsidiaries, other than certain immaterial subsidiaries.

     - There is no established trading market for the new notes or the old notes.

     - We do not intend to apply for listing of the new notes on any national securities exchange or for quotation through any quotation system, including The Nasdaq National Market.

     THIS INVESTMENT INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING OLD NOTES IN THE EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read "Plan of Distribution."

                The date of this prospectus is           , 2005.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................   ii
Incorporation of Certain Documents by Reference.............   ii
Cautionary Statement Regarding Forward-Looking Statements...  iii
Prospectus Summary..........................................    1
  About KCS Energy..........................................    1
  2004 Highlights...........................................    1
  Recent Developments.......................................    2
  Competitive Strengths and Business Strategies.............    3
  Ratio of Earnings to Fixed Charges........................    4
  Corporate Information.....................................    4
  The Exchange Offer........................................    5
  Description of the New Notes..............................    9
  Risk Factors..............................................   11
Risk Factors................................................   12
  Risks Related to the Exchange Offer and the New Notes.....   12
  Risks Related to Our Indebtedness and the Notes...........   13
  Risks Related to Our Business.............................   16
Ratio of Earnings to Fixed Charges..........................   24
Use of Proceeds.............................................   24
Capitalization..............................................   25
Selected Historical Consolidated Financial and Operating
  Data......................................................   26
Management..................................................   28
Description of Other Indebtedness...........................   30
The Exchange Offer..........................................   31
Description of the New Notes................................   42
Global Securities; Book-Entry System........................   84
Material United States Federal Income Tax Considerations....   87
Plan of Distribution........................................   88
Legal Matters...............................................   89
Experts.....................................................   89

                             ---------------------

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you received any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus, or the documents incorporated by reference into this prospectus, is accurate as of any date other than the date on the front cover of this prospectus or the date of such document incorporated by reference, as the case may be.

     THIS PROSPECTUS INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT OUR COMPANY THAT HAS NOT BEEN INCLUDED IN OR DELIVERED WITH THIS PROSPECTUS. WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SECRETARY, KCS ENERGY, INC., 5555 SAN FELIPE ROAD, SUITE 1200, HOUSTON, TEXAS 77056; TELEPHONE NUMBER: (713) 877-8006. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST THE DOCUMENTS AND INFORMATION NO LATER THAN
          , 2005.

     In this prospectus, when we use the terms "KCS," "we," "us," or "our," we mean KCS Energy, Inc. and its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. You may read and copy the registration statement of which this prospectus is a part, including exhibits and schedules filed with it, and all other reports or other information we may file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains our reports, proxy and information statements and other information that we file with the SEC. These filings may also be found on the Investor Relations section of our Internet site at http://www.kcsenergy.com. However, any information that is included on or linked to our Internet site is not a part of this prospectus.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are "incorporating by reference" herein important business and financial information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to update automatically and supersede this incorporated information.

     We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the completion of this exchange offer (excluding any information furnished to the SEC pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K). We also incorporate by reference any future filings made with the SEC under the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement (excluding any information furnished to the SEC pursuant to Item 2.02 of Item 7.01 on any current report on Form 8-K). Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We have filed the following documents with the SEC which are incorporated into this prospectus by reference:

     - Our Annual Report on Form 10-K (File No. 001-13781) for the fiscal year ended December 31, 2004, including the information incorporated by reference from our proxy statement, as amended, relating to our annual meeting of stockholders.

     - Our Quarterly Report on Form 10-Q (File No. 001-13781) for the fiscal quarter ended March 31, 2005.

     - Our Current Reports on Form 8-K (File No. 001-13781) as filed on February 28, 2005 (except for Item 7.01 thereof and the related exhibit), April 5, 2005 (except for Item 7.01 thereof and the related exhibit), April 11, 2005, April 19, 2005 (except for Item 7.01 thereof and the related exhibit), May 19, 2005, May 31, 2005, June 16, 2005 and July 5, 2005.

     You can get a free copy of any of the documents incorporated by reference by making an oral or written request directed to:

                                KCS Energy, Inc.
                        5555 San Felipe Road, Suite 1200
                              Houston, Texas 77056
                              Attention: Secretary
                           Telephone: (713) 877-8006

To obtain timely delivery of any of the documents incorporated by reference in
this prospectus, you should request the information no later than           ,
2005.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     The information discussed in this prospectus, our filings with the SEC and our public releases include "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, referred to as the Securities Act, and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "will," "expect," "estimate," "project," "plan," "believe," "achievable," "anticipate" and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

     - the timing and success of our drilling activities;

     - the volatility of prices and supply of, and demand for, oil and natural gas;

     - the numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and actual future production rates and associated costs;

     - our ability to successfully identify, execute or effectively integrate future acquisitions;

     - the usual hazards associated with the oil and gas industry (including fires, natural disasters, well blowouts, adverse weather conditions, pipe failure, spills, explosions and other unforeseen hazards);

     - our ability to effectively market our oil and natural gas;

     - the results of our hedging transactions;

     - the availability of rigs, equipment, supplies and personnel;

     - our ability to acquire or discover additional reserves;

     - our ability to satisfy future capital requirements;

     - changes in regulatory requirements;

     - the credit risks associated with our customers;

     - economic and competitive conditions;

     - our ability to retain key members of our senior management and key employees;

     - uninsured judgments or a rise in our insurance premiums;

     - our outstanding indebtedness;

     - continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage; and

     - if underlying assumptions prove incorrect.

     Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC that are incorporated by reference herein and in the section entitled "Risk Factors" included elsewhere in this prospectus. For additional information regarding risks and uncertainties, please read our other filings with the SEC under the Exchange Act and the Securities Act, including our annual report on Form 10-K for the fiscal year ended December 31, 2004 and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from the prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the new notes, as well as information regarding our business and detailed financial data. We encourage you to read this entire prospectus carefully, including the discussion of the risks and uncertainties affecting our business included under the caption "Risk Factors," and the documents that have been incorporated into this prospectus, before making an investment decision.

                                ABOUT KCS ENERGY

     We are an independent oil and gas company engaged in the acquisition, exploration, development and production of natural gas and crude oil. Our properties are primarily located in the Mid-Continent and onshore Gulf Coast regions of the United States. We also have interests in producing properties in Michigan, California, Wyoming and offshore Gulf of Mexico. As of December 31, 2004, our oil and natural gas properties were estimated to have net proved reserves of 328 Bcfe with a PV-10 value of approximately $814 million. Approximately 88% of our net proved reserve base was natural gas and approximately 76% was classified as proved developed. We operate approximately 84% of our proved oil and natural gas reserve base. The following table sets forth the estimated quantities of proved reserves attributable to our principal operating regions as of December 31, 2004.

                                                 ESTIMATED PROVED RESERVES
                                              -------------------------------
                                              NATURAL GAS     OIL      TOTAL    PERCENT OF
                                                (MMCF)      (MBBLS)   (MMCFE)    RESERVES
                                              -----------   -------   -------   ----------
Mid-Continent Region(1).....................    224,251      2,784    240,953       74%
Gulf Coast Region(2)........................     63,667      3,826    86,626        26%
                                                -------      -----    -------      ---
  Total Company.............................    287,918      6,610    327,579      100%
                                                =======      =====    =======      ===

---------------

(1) Includes Michigan and Wyoming.

(2) Includes California.

     In 2004, we produced an average of 109.2 MMcfe per day compared to 95.2 MMcfe per day in 2003. We plan to continue growing our reserves and production through a balanced investment program in low-risk exploitation activities in the Mid-Continent and Gulf Coast regions and moderate-risk, higher potential exploration drilling programs, primarily in the onshore Gulf Coast region. We also intend to continue to evaluate potential oil and gas property acquisitions to expand our acreage position and drilling inventory.

                                2004 HIGHLIGHTS

     In the year ended December 31, 2004, we drilled a record 130 wells, of which 126 were completed, resulting in a 97% success rate and significantly increased production and reserves. In 2004, gross production increased 15%, to 40 Bcfe, while net production, after production payment delivery obligations, that do not contribute to cash flow from operating activities, increased 25%, to
34.8 Bcfe, compared to 2003. Natural gas and oil reserves increased 22% to 328 Bcfe as of December 31, 2004 compared to 268 Bcfe as of December 31, 2003. In total, we added 94.5 Bcfe of proved reserves during 2004, of which 97% was through the drill bit. Total oil and gas capital expenditures were $166.7 million.

     In 2004, we continued to execute our strategies of focusing on low-risk development and exploitation drilling in our core operating areas and committing approximately 15% of our capital expenditure budget to moderate-risk, higher-potential exploration prospects primarily in the onshore Gulf Coast region. In 2005, we plan to commit approximately 15% to 20% of our capital expenditure budget to such exploration projects. We continue to focus primarily on natural gas prospects. We have continued our disciplined hedging program designed to protect against price declines while participating to a large extent in future price increases. In this way, we endeavor to ensure that we generate a sufficient level of cash flow to carry out a capital expenditure program sufficient to at least replace our expected production and still benefit if prices rise.

     We further strengthened our financial condition in 2004 and provided additional financial flexibility by completing a $175.0 million senior notes offering. The senior notes bear interest at an annual rate of 7 1/8% and mature in 2012. The proceeds of this issuance were used to redeem our $125.0 million
8 7/8% senior subordinated notes due 2006, including an early redemption premium, to repay the $22.0 million outstanding under our bank credit facility and for general corporate purposes. We plan to maintain a conservative capital structure.

     We believe that the steps taken during 2004, along with our multi-year drilling prospect inventory, position us to increase production and reserves in the future.

                              RECENT DEVELOPMENTS

     OIL AND GAS PROPERTY ACQUISITION. On April 13, 2005, we consummated the acquisition of oil and gas properties and related assets located primarily in our North Louisiana -- East Texas core operating area. The properties and related assets acquired include currently producing wells, equipment, undeveloped leases and future drilling locations. We are entitled to all of the rights of ownership (including, without limitation, the right to all production, proceeds of production, and other proceeds) and are responsible for all operating expenses and liabilities attributable to the assets for the period of time after January 1, 2005. The properties, which are currently producing between 6 and 7 MMcfe per day, include internally estimated net proved reserves of approximately 47 Bcfe, of which approximately two-thirds are undeveloped. The adjusted purchase price for the properties was approximately $86.9 million and was funded with the net proceeds of the private offering of the old notes.

     ISSUANCE OF OLD NOTES. On April 8, 2005, we issued $100.0 million aggregate principal amount of 7 1/8% Senior Notes due 2012 in accordance with a private placement conducted pursuant to Rule 144A under the Securities Act. The old notes were issued at 100.625% of the face amount for gross proceeds of approximately $98.2 million, after deducting estimated expenses and the initial purchasers' discounts. We used the net proceeds of the private placement to finance the purchase price of our acquisition of oil and gas properties and related assets located primarily in our North Louisiana-East Texas core operating area and to repay indebtedness under our bank credit facility. The old notes were issued as additional debt securities under the indenture pursuant to which we previously issued $175.0 million aggregate principal amount of 7 1/8% Senior Notes due 2012. The old notes constitute a single class of securities with the previously issued notes under the indenture.

     INCREASED BANK CREDIT FACILITY. On March 31, 2005, we amended our amended and restated bank credit facility with a group of commercial bank lenders to, among other things, increase the maximum commitment amount from $100.0 million to $250.0 million, extend the maturity date to March 31, 2009 and permits an additional $25.0 million of indebtedness for money borrowed (in addition to the $175.0 million of previously issued notes and the $100.0 million of old notes). In connection with the amended facility, the lenders approved an increase in the borrowing base, which is redetermined semi-annually, from $100.0 million to $185.0 million. However, pursuant to the amendment, the borrowing base will automatically be reduced by an amount equal to a specified percentage of the net proceeds from the issuance of additional indebtedness that is not applied to refinance existing indebtedness. As a result of the application of this provision, upon the issuance of the old notes, the borrowing base was automatically reduced by $20.0 million to $165.0 million. As of June 30, 2005, $15.0 million was outstanding under the bank credit facility.

                 COMPETITIVE STRENGTHS AND BUSINESS STRATEGIES

     We intend to continue to increase production and reserves to optimize stockholder value by executing the following strategies:

     - FOCUS ON NATURAL GAS -- As of December 31, 2004, our proved reserves were 88% natural gas. We believe that the future need for natural gas in the United States will continue to grow. In addition, North American supplies of natural gas have been declining in recent years. Lease operating expenses associated with natural gas properties are also typically less than oil properties, which allows us to maintain our low per-unit cost structure.

     - GROW THROUGH THE DRILL BIT -- We believe our personnel possess exceptional knowledge in identifying, drilling and stimulating tight rock formations. Over the last three years ended December 31, 2004, we have added 217 Bcfe to our reserves, of which 95% were through the drill bit. Oil and gas capital expenditures during the last three years ended December 31, 2004 were $302.8 million. With our inventory of drilling prospects, we believe that we are well-positioned to continue growing our reserves and production.

     - EXPLOIT OUR LARGE INVENTORY OF DRILLING PROJECTS -- We have a significant inventory of future drilling locations in targeted areas. Generally, these locations range in depth from 5,000 feet to 13,000 feet and are low-risk opportunities. Most of the locations are step-out or extension wells from existing production.

     - CONCENTRATE IN CORE AREAS -- We concentrate our drilling programs predominately in the Mid-Continent and Gulf Coast regions. Operating in concentrated areas helps us to better control our overhead by enabling us to manage a greater amount of acreage with fewer employees and minimize incremental costs of increased drilling and production. Our strategy of targeting our operations in relatively concentrated areas permits us to more efficiently capitalize on our base of geological, engineering, exploration, development, completion and production experience in these regions. The areas we produce generally have high price realizations relative to benchmark prices for natural gas production and favorable operating costs.

     - CONTROL DRILLING AND PRODUCTION OPERATIONS -- We operated approximately 84% of our proved oil and natural gas reserve base as of December 31, 2004. We prefer to generate and retain operating control over our own prospects rather than owning non-operated interests. This allows us to more effectively control operating costs, the timing and plans for future development, the level of drilling and the marketing of production on the properties. In addition, as an operator, we receive reimbursements for overhead from other working interest owners, which reduces our general and administrative expenses. During the year ended December 31, 2004, we controlled the drilling operations on 93 of the 130 wells in which we participated.

     - SEARCH FOR COMPLEMENTARY ACQUISITIONS -- We proactively search for acquisitions in our core areas to expand our acreage position and drilling inventory. Two recent examples of this were the O'Connor Ranch lease acquisition in the third quarter of 2004 that compliments our south Texas drilling program and our acquisition of oil and gas properties and related assets located primarily in our North Louisiana -- East Texas core operating area that closed in mid-April 2005.

     - EMPLOY EXPERIENCED TECHNICAL PROFESSIONALS -- We employ oil and gas professionals, including geophysicists, petrophysicists, geologists, petroleum engineers, production and reservoir engineers and landmen who have an average of approximately 25 years of experience in their technical fields. We continually apply our extensive in-house expertise and advanced technologies to benefit our drilling and completion operations.

     - MAINTAIN FINANCIAL FLEXIBILITY -- The timing of most of our capital expenditures is discretionary. Consequently, we have a significant degree of flexibility to adjust the level of expenditures according to market conditions. We currently have budgeted approximately $190 million, exclusive of acquisitions, on capital projects in 2005. We expect that these projects will be funded primarily with internally generated cash flow.

     - CONTROL RISK -- We allocate approximately 80% of our capital on an annual basis to low-risk development and exploitation projects and the remainder to moderate-risk exploration plays. We set limits on the amount of capital we will invest in any one exploration project. We hedge a portion of our oil and natural gas to protect against downward price swings, and we control costs closely to ensure the best possible profit margins. In addition, we turnkey our drilling operations where economic in order to reduce drilling risk.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

                                                                            THREE MONTHS
                                                                               ENDED
                                             YEAR ENDED DECEMBER 31,         MARCH 31,
                                         --------------------------------   ------------
                                         2000   2001   2002   2003   2004       2005
                                         ----   ----   ----   ----   ----   ------------
Ratio of earnings to fixed charges.....  1.97x  3.50x  1.43x  3.20x  6.49x     8.88x

     The ratio was computed by dividing earnings by fixed charges. For this purpose, "earnings" represent the aggregate of pre-tax income from continuing operations before reorganization items and cumulative effect of accounting change plus fixed charges excluding capitalized interest. "Fixed charges" include interest expensed, capitalized interest, amortization of debt issuance costs and the portion of non-capitalized rental expense deemed to be the equivalent of interest.

                             CORPORATE INFORMATION

     We are a publicly-owned company whose stock is listed on the New York Stock Exchange under the symbol "KCS." We were incorporated in Delaware in 1988 in connection with the spin-off of the non-utility businesses of a New Jersey-based natural gas distribution company. Our principal executive offices are located at 5555 San Felipe Road, Suite 1200, Houston, Texas 77056. Our telephone number is
(713) 877-8006.

                               THE EXCHANGE OFFER

     On April 8, 2005, we completed a private offering of the old notes. As part of the private offering, we entered into a registration rights agreement with the initial purchasers of the old notes in which we agreed, among other things, to deliver this prospectus to you and to use our best efforts to complete the exchange offer. The following is a summary of the exchange offer.

Old Notes.....................   7 1/8% Senior Notes due April 1, 2012, which
                                 were issued on April 8, 2005.

New Notes.....................   7 1/8% Senior Notes due April 1, 2012. The
                                 terms of the new notes are substantially identical to those terms of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

Exchange Offer................   We are offering to exchange up to $100.0
                                 million aggregate principal amount of our new notes that have been registered under the Securities Act for an equal amount of our outstanding old notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreement.

                                 The new notes will evidence the same debt as the old notes and will be issued under and be entitled to the benefits of the same indenture that governs the old notes. Holders of the old notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because the new notes will be registered, the new notes will not be subject to transfer restrictions, and holders of old notes that have tendered and had their old notes accepted in the exchange offer will have no registration rights.

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on           , 2005, unless
                                 we decide to extend it.

Conditions to the Exchange
  Offer.......................   The exchange offer is subject to customary
                                 conditions, which we may waive. Please read
                                 "The Exchange Offer -- Conditions to the
                                 Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old
  Notes.......................   Unless you comply with the procedures described
                                 under the caption "The Exchange
                                 Offer -- Procedures for Tendering -- Guaranteed
                                 Delivery," you must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

                                 - tender your old notes by sending the
                                   certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Trust Company, N.A., as registrar and exchange agent, at the address listed under the caption "The Exchange Offer -- Exchange Agent"; or

                                 - tender your old notes by using the book-entry
                                   transfer procedures described below and
                                   transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, The Bank of New York
                                 Trust Company, N.A., as registrar and exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, please read the discussion under the caption "The Exchange Offer -- Procedures for Tendering -- Book-entry Transfer."

Guaranteed Delivery
  Procedures..................   If you are a registered holder of the old notes
                                 and wish to tender your old notes in the exchange offer, but

                                 - the old notes are not immediately available,

                                 - time will not permit your old notes or other
                                   required documents to reach the exchange agent before the expiration of the exchange offer, or

                                 - the procedure for book-entry transfer cannot
                                   be completed prior to the expiration of the exchange offer,

                                 then you may tender old notes by following the procedures described under the caption "The Exchange Offer -- Procedures for
                                 Tendering -- Guaranteed Delivery."

Special Procedures for
  Beneficial Owners...........   If you are a beneficial owner whose old notes
                                 are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf.

                                 If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power from the person in whose name the old notes are registered.

Withdrawal; Non-Acceptance....   You may withdraw any old notes tendered in the
                                 exchange offer at any time prior to 5:00 p.m.,
                                 New York City time, on           , 2005. If we
                                 decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The
                                 Depository Trust Company, any withdrawn or unaccepted old notes will be credited to the tendering holder's account at The Depository
                                 Trust Company. For further information
                                 regarding the withdrawal of tendered old notes, please read "The Exchange Offer -- Withdrawal
                                 Rights."

U.S. Federal Income Tax
  Considerations..............   The exchange of new notes for old notes in the
                                 exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption "Material
                                 United States Federal Income Tax
                                 Considerations" for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds...............   The issuance of the new notes will not provide
                                 us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

Fees and Expenses.............   We will pay all of our expenses incident to the
                                 exchange offer.

Exchange Agent................   We have appointed The Bank of New York Trust
                                 Company, N.A. as exchange agent for the
                                 exchange offer. You can find the address, telephone number and fax number of the exchange agent under the caption "The Exchange
                                 Offer -- Exchange Agent."

Resales of New Notes..........   Based on interpretations by the staff of the
                                 SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

                                 - the new notes are being acquired in the
                                   ordinary course of business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate in the distribution of the new notes issued to you in the exchange offer;

                                 - you are not our affiliate; and

                                 - you are not a broker-dealer tendering old
                                   notes acquired directly from us for your account.

                                 The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any new notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your new notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read "Plan of Distribution."

                                 Please read "The Exchange Offer -- Resales of New Notes" for more information regarding resales of the new notes.

Consequences of Not Exchanging
  Your Old Notes..............   If you do not exchange your old notes in this
                                 exchange offer, you will no longer be able to require us to register your old notes under the Securities Act, except in the limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer your old notes unless we have registered the old notes under the Securities
                                 Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

                                 For information regarding the consequences of not tendering your old notes and our obligation to file a registration statement, please read "The Exchange Offer -- Consequences of Failure to Exchange Outstanding Securities" and "Description of the New Notes."

                          DESCRIPTION OF THE NEW NOTES

     The terms of the new notes and those of the outstanding old notes are substantially identical, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. As a result, the new notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and special interest provisions contained in the old notes. The new notes represent the same debt as the old notes for which they are being exchanged. Both the old notes and the new notes are governed by the same indenture.

     The following is a summary of the terms of the new notes. It may not contain all the information that is important to you. For a more detailed description of the new notes, please read "Description of the New Notes."

Issuer........................   KCS Energy, Inc.

Securities Offered............   $100.0 million aggregate principal amount of
                                 7 1/8% Senior Notes due 2012. The new notes are being offered as additional debt securities under the indenture pursuant to which we previously issued $175.0 million aggregate principal amount of 7 1/8% Senior Notes due
                                 2012 and will be treated together with the previously issued notes as a single class of debt securities under the indenture governing the notes. Otherwise unqualified references to "notes" shall, unless the context requires otherwise, include the previously issued notes, the old notes and the new notes.

Maturity Date.................   April 1, 2012.

Interest......................   Interest on the new notes will accrue at the
                                 rate of 7 1/8% per year and will be payable semi-annually on April 1 and October 1 of each year, beginning on October 1, 2005. Interest will accrue from April 1, 2005.

                                 In addition, if:

                                 - this registration statement is not declared
                                   effective on or prior to October 5, 2005 or if the exchange offer is not consummated on or prior to the 40th day after this registration statement becomes effective,

                                 - we are obligated to file a shelf registration
                                   statement and we fail to do so on or prior to the 30th day after the obligation arises or the shelf registration statement is not declared effective on or prior to the 90th day after the date of filing, or

                                 - if this registration statement or the shelf
                                   registration statement, as the case may be, is declared effective and such registration statement thereafter ceases to be effective or usable (subject to certain exceptions), we agree to pay additional interest in an amount equal to 0.50% per year of the principal amount of old notes for the first 90-day period immediately following a default event, increasing by an additional 0.50% per year with respect to each subsequent 90-day period until all defaults have been cured, up to a maximum additional interest rate of 1.50% per year.

Ranking.......................   The new notes will be our senior unsecured
                                 obligations. The new notes will rank equally with all our current and future senior indebtedness. The new notes will rank effectively junior to our secured debt to the extent of the collateral, including secured debt under our existing bank credit facility.

                                 As of March 31, 2005, on an as adjusted basis after giving effect to the issuance of the old notes and the consummation of our acquisition of oil and gas properties and related assets located primarily in our North
                                 Louisiana -- East Texas core operating area and our use of the estimated net proceeds from the issuance of the old notes, we would have had no indebtedness outstanding other than the $275.0 million aggregate principal amount of our 7 1/8% Senior Notes due 2012. However, we have a $250.0 million bank credit facility, whose borrowing base is $165.0 million after the issuance of the old notes, which, if drawn, would be secured indebtedness. As of June 30, 2005, $15.0 million was outstanding under the bank credit facility.

Sinking Fund..................   None.

Optional Redemption...........   On or prior to April 1, 2007, we may redeem up
                                 to 35% of the aggregate principal amount of the notes (including the new notes) with the net cash proceeds of certain equity offerings at a redemption price of 107.125% of the principal amount thereof plus accrued and unpaid interest, if any, to the redemption date.
                                 Please read "Description of the New
                                 Notes -- Optional Redemption" for more
                                 information.

                                 On or after April 1, 2008, we may redeem some or all of the notes at any time at the redemption prices listed in the section "Description of the New Notes -- Optional Redemption."

Mandatory Offer to
  Repurchase..................   If we experience specific kinds of changes of
                                 control or sell certain assets, we must offer to repurchase the notes at the prices listed in the section "Description of the New
                                 Notes -- Repurchase at the Option of Holders."

Basic Covenants of
  Indenture...................   We will issue the new notes under the
                                 indenture, as supplemented by the first
                                 supplemental indenture, between us, the
                                 subsidiary guarantors and U.S. Bank National
                                 Association, as trustee. The indenture includes covenants that will restrict our ability and the ability of our restricted subsidiaries to, among other things:

                                 - incur additional indebtedness;

                                 - declare or pay dividends on our capital stock
                                   or purchase, redeem or retire our capital stock or subordinated indebtedness;

                                 - make investments;

                                 - incur liens;

                                 - consolidate;

                                 - merge with or into other companies or
                                   transfer all or substantially all our assets.

                                 - sell assets; and

                                 - engage in transactions with affiliates.

                                 These limitations are subject to a number of important qualifications and exceptions which are described in "Description of the New Notes -- Certain Covenants."

Events of Default.............   If there is an event of default on the notes,
                                 the principal amount of notes plus accrued and unpaid interest, if any, may be declared immediately due and payable in specified circumstances. Please read "Description of the New Notes -- Events of Default and Remedies."

Guarantees....................   The notes will be fully and unconditionally
                                 guaranteed, jointly and severally, on a senior unsecured basis by all of our current subsidiaries and our future restricted subsidiaries, other than certain immaterial subsidiaries. If we cannot make payments on the notes when they are due, the guarantor subsidiaries must make them instead.

                                  RISK FACTORS

     Investing in the new notes involves substantial risk. Please read "Risk Factors" beginning on page 12 for a discussion of certain factors you should consider in evaluating an investment in the new notes and in evaluating our business.

                                  RISK FACTORS

     You should consider carefully the following factors, as well as the other information set forth or incorporated by reference in the prospectus (including the risks and other disclosure that are presented in our Annual Report on Form 10-K for the year ended December 31, 2004 or other documents filed by us with the SEC, which are incorporated by reference into this prospectus), before deciding to participate in the exchange offer. When we use the term "notes" in this prospectus, unless the context requires otherwise, the term includes the old notes, the previously issued notes and the new notes.

RISKS RELATED TO THE EXCHANGE OFFER AND THE NEW NOTES

  IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OUTSTANDING NOTES AND YOUR ABILITY TO TRANSFER OUTSTANDING NOTES WILL BE ADVERSELY AFFECTED.

     We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes. Please read "The Exchange Offer -- Procedures for Tendering" and "Description of the New Notes."

     If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on the certificates for your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register any sale of the old notes under the Securities Act. For further information regarding the consequences of tendering your old notes in the exchange offer, please read "The Exchange Offer -- Consequences of Failure to Exchange Outstanding Securities."

  YOU MAY FIND IT DIFFICULT TO SELL YOUR NEW NOTES.

     Although the new notes will trade in The PORTAL(SM) Market and will be registered under the Securities Act, the new notes will not be listed on any securities exchange. Because there is no public market for the new notes, you may not be able to resell them.

     We cannot assure you that an active market will exist for the new notes or that any trading market that does develop will be liquid. If an active market does not develop or is not maintained, the market price and liquidity of our new notes may be adversely affected. If a market for the new notes develops, they may trade at a discount from their initial offering price. The trading market for the notes may be adversely affected by:

     - changes in the overall market for non-investment grade securities;

     - changes in our financial performance or prospects;

     - the financial performance or prospects for companies in our industry generally;

     - the number of holders of the notes;

     - the interest of securities dealers in making a market for the notes; and

     - prevailing interest rates and general economic conditions.

     Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the new notes, if any, may be subject to similar volatility. Prospective investors in the new notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

  SOME HOLDERS WHO EXCHANGE THEIR OLD NOTES MAY BE DEEMED TO BE UNDERWRITERS.

     If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

RISKS RELATED TO OUR INDEBTEDNESS AND THE NOTES

  OUR LEVERAGE AND DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW AND OUR FINANCIAL AND OPERATING ACTIVITIES.

     As of March 31, 2005, after giving effect to the issuance of the old notes and the consummation of our acquisition of oil and gas properties and related assets located primarily in our North Louisiana -- East Texas core operating area and the application of the net proceeds to us from the issuance of the old notes, we would have had total debt of $275.0 million and negative working capital (excluding derivative liabilities) of $31.6 million. As of May 31, 2005, we had total debt of $277.5 million and negative working capital (excluding derivative liabilities) of $41.7 million.

     Our level of indebtedness may have important consequences for us, including the following:

     - our ability to obtain additional financing for acquisitions, working capital or other expenditures could be impaired or financing may not be available on acceptable terms;

     - a substantial portion of our cash flow will be used to make interest payments on our debt, reducing the funds that would otherwise be available for our operations and future business opportunities;

     - a substantial decrease in our revenues as a result of lower oil and natural gas prices, decreased production or other factors could make it difficult for us to meet debt service requirements and force us to modify our operations; and

     - making us more vulnerable to a downturn in our business or the economy in general.

  IN ADDITION TO OUR CURRENT INDEBTEDNESS, WE MAY BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD EXACERBATE THE RISKS DESCRIBED ABOVE.

     Together with our subsidiaries, we may be able to incur substantially more debt in the future. Although our bank credit facility and the indenture governing the notes contain restrictions on our incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness as defined in the relevant agreement. As of March 31, 2005, after giving effect to the issuance of the old notes and the consummation of our acquisition of oil and gas properties and related assets located primarily in our North
Louisiana -- East Texas core operating area and the application of the net proceeds to us from the issuance of the old notes, we would have had no amounts outstanding under our bank credit facility. As of June 30, 2005, $15.0 million was outstanding under our bank credit facility. To the extent new debt is added to our current debt levels, the risks described above could substantially increase.

  WE ARE DEPENDENT ON OUR SUBSIDIARIES FOR OUR CASH FLOW.

     We are a holding company with no material assets other than the equity interests of our subsidiaries. Our subsidiaries conduct substantially all of our operations and directly own substantially all of our assets. Therefore, our operating cash flow and ability to meet our debt obligations, including the new notes, will depend on the cash flow provided by our subsidiaries in the form of loans, dividends or other payments to us as a shareholder, equity holder, service provider or lender. The ability of our subsidiaries to make such payments to us will depend on their earnings, tax considerations, legal restrictions and restrictions under their indebtedness.

  THE NOTES ARE NOT SECURED BY OUR ASSETS NOR THOSE OF OUR SUBSIDIARY GUARANTORS AND ARE EFFECTIVELY SUBORDINATED TO ALL OF OUR SECURED INDEBTEDNESS TO THE EXTENT OF THE VALUE OF ASSETS SECURING SUCH INDEBTEDNESS.

     The notes are our general unsecured obligations and are effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. If we become insolvent or are liquidated, our assets which serve as collateral under our secured indebtedness would be made available to satisfy our obligations under any secured debt before any payments are made on the notes. Our obligations under our bank credit facility are secured by substantially all of our assets. As of March 31, 2005, after giving effect to the issuance of the old notes and the consummation of our acquisition of oil and gas properties and related assets located primarily in our North Louisiana -- East Texas core operating area and the application of the net proceeds to us from the issuance of the old notes, we would have had no indebtedness outstanding other than the $275.0 million aggregate principal amount of 7 1/8% Senior Notes due 2012. However, we have a $250.0 million bank credit facility, whose borrowing base is $165.0 million after the issuance of the old notes, which, if drawn, would be secured indebtedness. As of June 30, 2005, $15.0 million was outstanding under our bank credit facility. Although the indenture contains limitations on the amount of indebtedness that we may incur, under certain circumstances the amount of such indebtedness could be substantial and, in any case, such indebtedness may be secured indebtedness. Please read "Description of the New Notes -- Certain Covenants -- Incurrence of Indebtedness," "-- Liens" and "Description of Other Indebtedness."

  A SUBSIDIARY GUARANTEE COULD BE VOIDED IF IT CONSTITUTES A FRAUDULENT TRANSFER UNDER U.S. BANKRUPTCY OR SIMILAR STATE LAW, WHICH WOULD PREVENT THE HOLDERS OF THE NOTES FROM RELYING ON THAT SUBSIDIARY TO SATISFY CLAIMS.

     Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under the guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

     - was insolvent or rendered insolvent by reason of such incurrence;

     - was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

     A guarantee may also be voided, without regard to the above factors, if a court found that the guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

     A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

     The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

     - it could not pay its debts as they became due.

     Each subsidiary guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

  OUR BANK CREDIT FACILITY AND INDENTURE GOVERNING THE NOTES IMPOSE RESTRICTIONS ON US THAT MAY AFFECT OUR ABILITY TO SUCCESSFULLY OPERATE OUR BUSINESS AND OUR ABILITY TO MAKE PAYMENTS ON THE NEW NOTES.

     Our bank credit facility and the indenture governing the new notes include covenants that, among other things, restrict our ability to:

     - borrow money;

     - create liens;

     - sell or transfer any of our material property;

     - merge into or consolidate with any third party or sell or dispose of all or substantially all of our assets; and

     - make capital expenditures.

     We are also required by our bank credit facility to maintain specified interest coverage and current ratios. All of these and other future covenants may restrict our ability to expand or to pursue our business strategies. Adverse financial or economic developments may cause us to breach these covenants. The breach of any of these covenants could result in a default under our debt, causing the debt to become due and payable. We may not be able to repay the debt due as a result of an acceleration.

     From time to time, we may require consents or waivers from our lenders to permit any necessary actions that are prohibited by our debt and financing arrangements. If in the future our lenders refuse to provide any necessary waivers of the restrictions contained in our debt and financing arrangements, then we could be in default under our debt and financing arrangements, and we could be prohibited from undertaking actions that are necessary to maintain and expand our business.

  UPON A CHANGE OF CONTROL, WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE GOVERNING THE NOTES, WHICH WOULD VIOLATE THE TERMS OF THE NOTES.

     Upon the occurrence of a change of control, each holder of the notes will have the right to require us to purchase all or a portion of such holder's notes at 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of purchase. Our bank credit facility currently includes a covenant prohibiting certain change of control events with respect to us. Any future credit agreements or other agreements to which we become a party may contain similar restrictions and provisions or require the repurchase of the indebtedness thereunder upon a change of control. The occurrence of a change of control would result in a default under our bank credit facility and may cause a default under our future indebtedness and future indebtedness of our subsidiaries, and give the lenders thereunder the right to require us to repay obligations outstanding thereunder. Moreover, the exercise by holders of these notes of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the change of control itself does not, due to the financial effect on us of such repurchase. If a change of control were to occur, we may not have the financial resources to repay all of the senior and unsubordinated debt, the notes and the other indebtedness that would become payable upon the occurrence of such change of control. Our failure to purchase the notes as required under the indenture would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

  THE DEFINITION OF THE PHRASE "SUBSTANTIALLY ALL" MAY BE UNCERTAIN.

     The phrase "all or substantially all" is used throughout the indenture in connection with limiting our activities or providing rights to the holders of the notes. The phrase "substantially all" is used in the indenture in connection with:

     - prohibiting our sale of all or substantially all the assets of any guarantor;

     - defining "change of control" to include a sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets or assets of our subsidiaries taken as a whole;

     - defining "permitted investment" to permit certain investments in an entity that is merged into, consolidated with or otherwise transfers or conveys substantially all its assets to us or our restricted subsidiaries;

     - permitting the use of proceeds received from an asset sale to acquire substantially all the assets of a business engaged in the oil and gas business; and

     - prohibiting certain mergers, consolidations and sales of assets involving substantially all of our assets.

     Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty whether a particular transaction would involve "all or substantially all" of the properties or assets of a person. As a result, the ability of the holders of the notes to prohibit such transactions or to require us to repurchase the notes as a result of a change of control may be uncertain.

RISKS RELATED TO OUR BUSINESS

  THE OIL AND NATURAL GAS MARKET IS VOLATILE AND THE PRICE OF OIL AND NATURAL GAS FLUCTUATES, WHICH MAY ADVERSELY AFFECT OUR CASH FLOWS AND THE VALUE OF OUR OIL AND NATURAL GAS RESERVES.

     Our future revenues and profits and the value of our oil and natural gas reserves will depend substantially on the demand and prices we receive for produced oil and natural gas. Oil and natural gas prices have been and are likely to continue to be volatile in the future. The recent oil and natural gas prices may not continue and could drop precipitously in a short period of time.

     The prices of oil and natural gas are subject to wide fluctuations in response to a variety of factors beyond our control, including the following:

     - relatively minor changes in the supply of, and demand for, domestic and foreign oil and natural gas;

     - market uncertainty;

     - the ability of members of the Organization of Petroleum Exporting Countries to agree upon and maintain oil prices and production controls;

     - the level of consumer product demand;

     - political conditions in international oil-producing regions, such as the Middle East, Nigeria and Venezuela;

     - weather conditions;

     - domestic and foreign governmental regulations and taxes;

     - the price and availability of alternative fuels;

     - overall domestic and global economic conditions;

     - the price of oil and natural gas imports;

     - the effect of worldwide energy conservation measures; and

     - the proximity to and capacity of transportation facilities.

     These external factors and the volatile nature of the energy markets make it difficult to reliably estimate future prices of oil and natural gas.

     As oil and natural gas prices decline, we are affected in several ways:

     - we are paid less for our oil and natural gas, thereby reducing our cash flows;

     - exploration and development activity may decline as some projects may become uneconomic and either are delayed or eliminated;

     - our lenders could reduce the borrowing base under our bank credit facility because of lower oil and natural gas reserve values, thereby reducing our liquidity and possibly requiring mandatory loan repayments; and

     - access to other sources of capital, such as equity or long-term debt markets, could be severely limited or unavailable in a low price environment.

     Accordingly, any substantial or extended decline in oil or natural gas prices may have material adverse effects on our cash flow, liquidity and profitability and may cause us to be unable to meet our financial obligations or make planned capital expenditures.

  WE MAY BE UNABLE TO SATISFY OUR FUTURE CAPITAL REQUIREMENTS.

     We make substantial capital expenditures in connection with the acquisition, exploration and development of our oil and natural gas properties. In the past, we have funded these capital expenditures with cash flow from operations, funds from long-term debt financings, including bank financings secured by our oil and natural gas assets, and funds from equity financings. Our future cash flows are subject to a number of factors, some of which are beyond our control, including the following:

     - the price of oil and natural gas;

     - the level of production from existing wells;

     - operating and development costs; and

     - our success in locating and producing new reserves.

     The availability of long-term debt and equity financing is also subject to these factors. Investors in our debt securities view our future cash flow as a measure of our ability to make principal and interest payments. In addition, the availability of funds under our bank credit facility is based on the value of our estimated oil and natural gas reserves and our cash flows, which in turn are based on prices of oil and natural gas and the amount and timing of production. Similarly, investors in our equity securities consider both the value of our oil and natural gas properties and our cash flow in evaluating our prospects for growth and profitability. If our future cash flows decrease, however, and we are unable to obtain additional long-term debt or equity financing or our borrowing base under our bank credit facility is re-determined to a lower amount, we may be unable to satisfy our future capital requirements.

  WE MAY BE UNABLE TO SUCCESSFULLY IDENTIFY, EXECUTE OR EFFECTIVELY INTEGRATE FUTURE ACQUISITIONS, WHICH MAY NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     Acquisitions of oil and natural gas businesses and properties have been an important element of our business, and we will continue to pursue acquisitions in the future. In the last several years, we have pursued and consummated acquisitions that allow us to drill development and extension wells. Although we regularly engage in discussions with, and submit proposals to, acquisition candidates, suitable acquisitions may not be available in the future on reasonable terms as there is intense competition for acquisition opportunities in our industry. If we do identify an appropriate acquisition candidate, we may be unable to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations may require a disproportionate amount of management's attention and our resources. Even if we complete additional acquisitions, continued acquisition financing may not be available or available on reasonable terms, any new businesses may not generate revenues comparable to our existing business, the anticipated cost efficiencies or synergies may not be realized and these businesses may not be integrated successfully or operated profitably. The success of any acquisition will depend on a number of factors, many of which are beyond our control, including:

     - the ability to estimate accurately the recoverable volumes of reserves;

     - the ability to estimate accurately rates of future production and future net revenues attainable from the reserves;

     - future oil and natural gas prices;

     - operating costs; and

     - the ability to estimate accurately potential environmental and other liabilities.

     Our inability to successfully identify, execute or effectively integrate future acquisitions may negatively affect our results of operations. Even though we perform a due diligence review (including a review of title and other records) of the major properties we seek to acquire that we believe is consistent with industry practices, these reviews are inherently incomplete. It is generally not feasible for us to review in-depth every individual property and all records involved in each acquisition. However, even an in-depth review of records and properties may not necessarily reveal existing or potential problems or permit us to become familiar enough with the properties to assess fully their deficiencies and potential. Even when problems are identified, we may not be able to obtain contractual indemnities from the sellers for liabilities that it created and we may assume certain environmental and other risks and liabilities in connection with the acquired businesses and properties. The discovery of any material liabilities associated with our acquisitions could harm our results of operations.

     In addition, acquisitions of businesses may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. Our bank credit facility and the indenture governing our senior notes contain certain covenants that limit, or which may have the effect of limiting, among other things, acquisitions, capital expenditures, the sale of assets and the incurrence of additional indebtedness.

  THERE ARE NUMEROUS UNCERTAINTIES INHERENT IN ESTIMATING QUANTITIES OF PROVED OIL AND NATURAL GAS RESERVES AND FUTURE NET REVENUES.

     The quantities and values of our proved reserves included in this annual report and in the other documents we file with, or furnish to, the SEC are only estimates and are subject to numerous uncertainties. Reserve estimating is a subjective process of determining the size of underground accumulations of oil and natural gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and natural gas reserves and of future net revenues may vary considerably from the actual results because of a number of variable factors and assumptions involved. These include:

     - the effects of regulation by governmental agencies;

     - future oil and natural gas prices;

     - operating costs;

     - the method by which the reservoir is produced as well as the properties of the rock;

     - relationships with landowners, working interest partners, pipeline companies and others;

     - severance and excise taxes;

     - development costs; and

     - workover and remedial costs.

     In addition, volumetric calculations are often used to estimate initial reserves from a field. These estimates utilize data including the area that a well is expected to drain, rock properties derived from log analysis, anticipated reservoir fluid properties, abandonment pressure and estimates of recovery factors. As production data becomes available, the actual performance is often used to project the final reserves. As such, initial reserve estimates are much less precise in nature. The actual production, revenues and expenditures related to our reserves may vary materially from the engineers' estimates.

     Furthermore, we may make changes to our estimates of reserves and future net revenues. These changes, which may be material, may be based on the following factors:

     - well performance;

     - results of development including drilling and workovers;

     - oil and natural gas prices;

     - performance of counterparties under agreements to which we are a party;
       and

     - operating and development costs.

     Actual future net revenues may also be materially affected by the following factors:

     - the amount and timing of actual production and costs incurred with such production;

     - the supply of, and demand for, oil and natural gas; and

     - the changes in governmental regulations or taxation.

     Ultimately, the timing in producing and the costs incurred in developing and producing will affect the actual present value of oil and natural gas. In addition, the SEC requires that we apply a 10% discount factor in calculating PV-10 value for reporting purposes. This may not be the most appropriate discount factor to apply because it does not take into account the interest rates in effect, the risks associated with us and our properties, or the oil and natural gas industry in general.

     For the foregoing reasons, you should not assume that the present value of future net cash flows from our proved reserves referred to in this prospectus or in our other reports filed with, or furnished to, the SEC is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual prices and costs since the date of the estimate and future prices and costs may differ materially from those used in the net present value estimate, and as a result, net present value estimates using current prices and costs may be significantly more or less than the estimate which is provided in this prospectus or in our other reports filed with, or furnished to, the SEC.

  OUR OPERATING ACTIVITIES INVOLVE SIGNIFICANT RISKS THAT ARE INHERENT IN THE OIL AND NATURAL GAS INDUSTRY, WHICH MAY RESULT IN SUBSTANTIAL LOSSES, AND INSURANCE MAY BE UNAVAILABLE OR INADEQUATE TO PROTECT US AGAINST THESE RISKS.

     Our operations are subject to numerous operating risks that are beyond our control, are inherent in the oil and natural gas industry and could result in substantial losses. These risks include:

     - fires;

     - natural disasters;

     - explosions;

     - well blowouts;

     - adverse weather conditions;

     - mechanical problems, including pipe failure;

     - abnormally pressured formations; and

     - environmental accidents, including oil spills, natural gas leaks or ruptures, or other discharges of toxic gases or other pollutants.

     The occurrence of these risks could result in substantial losses due to personal injury, loss of life, damage to or destruction of wells, production facilities, natural resources or other property or equipment, pollution and other environmental damage. These occurrences could also subject us to clean-up obligations, regulatory investigation, penalties or suspension of operations. Further, our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

     - unexpected drilling conditions;

     - the presence of unanticipated pressure or irregularities in formations;

     - equipment failures or accidents;

     - title problems;

     - weather conditions;

     - compliance with governmental requirements; and

     - costs of, shortages or delays in the availability of, drilling rigs or in the delivery of equipment and experienced labor.

     In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above. The levels of insurance we maintain may not be adequate to fully cover any losses or liabilities. We may not be able to maintain insurance at commercially acceptable premium levels or at all. The occurrence of a significant event, not fully insured or indemnified against, could have a material adverse effect on our financial condition and operations.

  WE MAY BE UNABLE TO PRODUCE SUFFICIENT AMOUNTS OF OIL AND NATURAL GAS AND, AS A RESULT, OUR PROFITABILITY AND CASH FLOW WILL DECLINE.

     We may drill new wells that are not productive or we may not recover all or any portion of our investment. Drilling for oil and natural gas may be unprofitable due to a number of risks, including:

     - wells may not be productive, either because commercially productive reservoirs were not encountered or for other reasons;

     - wells that are productive may not provide sufficient net reserves to return a profit after taking into account leasehold, geophysical and geological, drilling, operating and other costs; and

     - the costs of drilling, completing and operating wells are often uncertain.

     If we are unable to produce sufficient amounts of oil and natural gas, our profitability and cash flow will decline.

  IF WE ARE UNABLE TO ACQUIRE OR DISCOVER ADDITIONAL RESERVES, OUR RESERVES AND PRODUCTION WILL DECLINE MATERIALLY.

     Our prospects for future growth and profitability depend primarily on our ability to replace oil and natural gas reserves through acquisitions and exploratory and development drilling. Acquisitions may not be available at attractive prices or at all. The decision to purchase, explore or develop a property depends in part on geophysical and geological analyses and engineering studies that are often inconclusive or subject to varying interpretations. As a consequence, our acquisition, exploration and development activities may not result in significant additional reserves or reserves that are economically recoverable. Without the acquisition, discovery or development of additional reserves, our proved reserves and production will decline materially.

  OUR FAILURE TO REMAIN COMPETITIVE WITH OUR NUMEROUS COMPETITORS, MANY OF WHICH HAVE SUBSTANTIALLY GREATER RESOURCES THAN WE DO, COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The oil and natural gas industry is highly competitive in the search for, and development and acquisition of, reserves and in the marketing of oil and natural gas production. We compete with major oil and natural gas companies, other independent oil and natural gas concerns and individual producers and operators in most aspects of our business, including the following:

     - the acquisition of oil and natural gas businesses and properties;

     - the exploration, development, production and marketing of oil and natural gas;

     - the acquisition of properties and equipment; and

     - the hiring and retention of personnel necessary to explore for, develop, produce and market oil and natural gas.

     Many of these competitors have substantially greater financial and other resources than we do. If we are unable to successfully compete against our competitors, our business, prospects, financial condition and results of operations may be adversely affected.

  WE ARE SUBJECT TO COMPLEX LAWS AND REGULATIONS, INCLUDING ENVIRONMENTAL REGULATIONS, THAT MAY ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Our business is subject to numerous federal, state and local laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the energy industry. We are subject to various federal, state and local laws and regulations relating to the discharge of materials into, and protection of, the environment. These laws and regulations may, among other things:

     - limit drilling locations or the rate of allowable hydrocarbon production from a well;

     - affect the cost, terms and availability of oil and natural gas transportation by pipeline;

     - impose liability on us under an oil and natural gas lease for the cost of pollution clean-up and remediation resulting from operations;

     - impose liability on us for personal injuries and property damage;

     - subject us to liability for pollution damages, including oil spills, discharge of hazardous materials and reclamation costs; and

     - require suspension or cessation of operations in affected areas and subject the lessee to administrative, civil and criminal penalties.

     Any of these liabilities, penalties, suspensions, terminations or regulatory changes could make it more expensive for us to conduct our business or cause us to limit or curtail some of our operations.

     Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on our business, it is always possible that an environmental claim with respect to one or more of our current properties or a business or property that one of our predecessors owned or used could arise and could involve the expenditure of a material amount of funds. Although we maintain insurance coverage which we believe is customary in the industry, we are not fully insured against all environmental risks.

     The Department of Transportation, through the Office of Pipeline Safety and Research and Special Programs Administration, has implemented a series of rules requiring operators of natural gas and hazardous liquid pipelines to develop integrity management plans for pipelines that, in the event of failure, could impact certain high consequence areas. These rules also require operators to conduct baseline integrity assessments of all applicable pipeline segments located in the high consequence areas. We continually are in the process of identifying any of our pipeline segments that may be subject to these rules. We have developed an integrity management plan for all covered pipeline segments. We do not expect to incur significant costs in achieving compliance with these rules.

     Further, hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell.

     The oil and natural gas regulatory environment could change in ways that could substantially increase the cost of complying with the requirements of environmental and other regulations. We cannot predict whether, or when, new laws and regulations may be enacted or adopted, and we cannot predict the cost of compliance with changing laws and regulations or their effects on oil and natural gas use or prices.

  WE HAVE LIMITED CONTROL OVER THE ACTIVITIES ON PROPERTIES THAT WE DO NOT OPERATE, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON THE REALIZATION OF OUR TARGETED RETURNS OR LEAD TO UNEXPECTED FUTURE COSTS.

     Although we operate most of the properties in which we have an interest, other companies operate some of the properties. We have limited ability to influence or control the operation or future development of these non-operated properties or the amount of capital expenditures that we are required to fund for their operation. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence or control the operation and future development of these properties could have a material adverse effect on the number of wells we drill, realization of our targeted returns or lead to unexpected future costs.

  THE CONCENTRATION OF OUR CUSTOMERS IN THE ENERGY INDUSTRY COULD INCREASE OUR EXPOSURE TO CREDIT RISK, WHICH COULD RESULT IN LOSSES.

     The concentration of our customers in the energy industry may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by prolonged changes in economic and industry conditions. We perform ongoing credit evaluations of our customers and do not generally require collateral in support of our trade receivables. We maintain reserves for credit losses and, generally, actual losses have been consistent with our expectations, with the exception of losses we sustained relating to obligations of certain Enron entities to us.

  IF WE ARE UNSUCCESSFUL TRANSPORTING OUR OIL AND NATURAL GAS TO MARKET AT COMMERCIALLY ACCEPTABLE PRICES, OUR PROFITABILITY WILL DECLINE.

     We deliver oil and natural gas through gathering systems and pipelines that we do not own. Our ability to transport our oil and natural gas to market at commercially acceptable prices or at all depends on, among other factors, the following:

     - the availability, proximity and capacity of third-party gathering systems, processing facilities and pipelines;

     - changes in supply and demand; and

     - general economic conditions.

     Our inability to respond appropriately to changes in any of the foregoing factors could negatively affect our profitability.

     In addition, the transportation by pipeline of oil and natural gas in interstate commerce is heavily regulated by the FERC, including regulation of the cost, terms and conditions for such transportation service, and in the case of natural gas, the construction and location of pipelines. The transportation by pipeline of oil and natural gas in intrastate commerce is generally subject to varying degrees of state regulation of the cost, terms and conditions of service. While we are not directly subject to these regulations, they affect the cost and availability of transportation of our production to market.

  UNINSURED JUDGMENTS OR A RISE IN INSURANCE PREMIUMS MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

     Exploration for, and production of, oil and natural gas can be hazardous, involving unforeseen occurrences. Accordingly, in the ordinary course of business, we are subject to various claims and litigation. Although we maintain insurance to cover certain potential claims and losses arising from our operations in accordance with customary industry practices and in amounts that management believes to be prudent, we could become subject to a judgment for which we are not adequately insured and beyond the amounts that we currently have reserved or anticipate reserving. Additionally, the terrorist attacks of September 11, 2001 and the continued hostilities in the Middle East and other sustained military campaigns may adversely impact our ability to obtain insurance or impact the cost of this insurance, either of which may adversely impact our results of operations.

  TERRORIST ATTACKS AND CONTINUED HOSTILITIES IN THE MIDDLE EAST OR OTHER SUSTAINED MILITARY CAMPAIGNS MAY ADVERSELY IMPACT OUR FINANCIAL CONDITION AND OPERATIONS.

     The terrorist attacks that took place in the United States on September 11, 2001 were unprecedented events that have created many economic and political uncertainties, some of which may materially adversely impact our business. The continued threat of terrorism and the impact of military and other action, including U.S. military operations in Iraq, will likely lead to continued volatility in prices for crude oil and natural gas and could affect the markets for our operations. In addition, future acts of terrorism could be directed against companies operating in the United States. The United States government has issued public warnings that indicate that energy assets might be specific targets of terrorist organizations. These developments have subjected our operations, and those of our purchasers, to increased risks and, depending on their ultimate magnitude, may adversely impact our financial condition and operations.

  OUR SUCCESS DEPENDS ON KEY MEMBERS OF SENIOR MANAGEMENT, THE LOSS OF WHOM COULD DISRUPT OUR CUSTOMER RELATIONSHIPS AND BUSINESS OPERATIONS.

     We believe our continued success depends in large part on the sustained contributions of our chief executive officer and chairman of the board of directors, James W. Christmas, our president and chief operating officer, William N. Hahne, and our management team and technical personnel. We rely on our executive officers and senior management to identify and pursue new business opportunities and identify key growth opportunities. In addition, the relationships and reputation that members of our management team have established and maintained in the oil and natural gas community contribute to our ability to maintain positive customer relations and to identify new business opportunities. The loss of services of Messrs. Christmas or Hahne or one or more senior management or technical staff could significantly impair our ability to identify and secure new business opportunities and otherwise disrupt operations. We do not maintain key person life insurance on any of our senior management members.

  WE ENGAGE IN HEDGING TRANSACTIONS, WHICH MAY LIMIT OUR POTENTIAL GAINS AND EXPOSE US TO RISK OF FINANCIAL LOSS.

     We periodically purchase or sell derivative instruments covering a portion of our expected production in order to manage our exposure to price risk in marketing our oil and natural gas. These instruments may include futures contracts and options sold on the New York Mercantile Exchange and privately negotiated forwards, swaps and options. These transactions may limit our potential gains if oil and natural gas prices were to rise substantially over the prices established by hedging. These transactions also may expose us to the risk of financial loss in certain circumstances, including the following:

     - production is less than the volume hedged;

     - there is a widening of price differentials between delivery points for our production and the delivery point assumed in hedging arrangements;

     - the counterparties to our derivative instruments fail to perform their contract obligations;

     - we fail to make timely deliveries; and

     - a sudden, unexpected event materially impacts oil or natural gas prices.

  SHORTAGE OF DRILLING RIGS, EQUIPMENT, SUPPLIES OR PERSONNEL MAY DELAY OR RESTRICT OUR OPERATIONS.

     The oil and natural gas industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or personnel. During these periods, the costs and delivery times of drilling rigs, equipment and supplies are substantially greater. In addition, demand for, and wage rates of, qualified drilling rig crews rise with increases in the number of active rigs in service. Shortages of drilling rigs, equipment, supplies or personnel may increase drilling costs or delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

                                                                            THREE MONTHS
                                                                               ENDED
                                             YEAR ENDED DECEMBER 31,         MARCH 31,
                                         --------------------------------   ------------
                                         2000   2001   2002   2003   2004       2005
                                         ----   ----   ----   ----   ----   ------------
Ratio of earnings to fixed charges.....  1.97x  3.50x  1.43x  3.20x  6.49x      8.88x

     The ratio was computed by dividing earnings by fixed charges. For this purpose, "earnings" represent the aggregate of pre-tax income from continuing operations before reorganization items and cumulative effect of accounting change plus fixed charges excluding capitalized interest. "Fixed charges" include interest expensed, capitalized interest, amortization of debt issuance costs and the portion of non-capitalized rental expense deemed to be the equivalent of interest.

                                USE OF PROCEEDS

     The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated in this prospectus, we will receive, in exchange, outstanding old notes in like principal amount. We will cancel all old notes surrendered in exchange for new notes in the exchange offer. As a result, the issuance of the new notes will not result in any increase or decrease in our indebtedness.

     The net proceeds from the offering of the sale of the old notes in the initial private placement were approximately $98.2 million in the aggregate after deducting estimated expenses of the offering. Approximately $82.2 million of the net proceeds to us from the sale of the old notes, along with approximately $4.7 million paid as a deposit in February 2005, was used to finance our acquisition of oil and gas properties and related assets located primarily in our North Louisiana -- East Texas core operating area. The remainder of the net proceeds to us from the sale of the old notes was used to repay approximately $16.0 million of indebtedness under our bank credit facility. Please read "Prospectus Summary -- Recent Developments -- Oil and Gas Property Acquisition" for more information on our recent acquisition.

     The indebtedness under our bank credit facility had an average interest rate of 5.75% at March 31, 2005. The bank credit facility matures on March 31, 2009. During the last year, funds were drawn from time to time on our bank credit facility to accelerate our drilling program and for general corporate purposes.

                                 CAPITALIZATION

     The following table sets forth our consolidated cash and capitalization as of March 31, 2005 on a historical basis and as adjusted to give effect to the issuance of the old notes and the consummation of our acquisition of oil and gas properties and related assets located primarily in our North Louisiana -- East Texas core operating area and the application of the net proceeds from the issuance of the old notes as described under "Use of Proceeds." You should read this table in conjunction with "Use of Proceeds" and "Description of Other Indebtedness" appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto appearing in our quarterly report on Form 10-Q for the quarter ended March 31, 2005 incorporated herein by reference.

                                                                AS OF MARCH 31, 2005
                                                              ------------------------
                                                              HISTORICAL   AS ADJUSTED
                                                              ----------   -----------
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................   $  2,501     $  5,516
                                                               ========     ========
Debt:
  Bank credit facility(1)...................................   $ 13,000     $     --
  7 1/8% Senior Notes due 2012..............................    175,000      275,000
                                                               --------     --------
     Total debt.............................................   $188,000     $275,000
                                                               --------     --------
Total stockholder's equity..................................    212,671      212,671
                                                               --------     --------
     Total capitalization...................................   $400,671     $487,671
                                                               ========     ========

---------------

(1) As of March 31, 2005, the outstanding balance under our bank credit facility was approximately $13.0 million, with an average interest rate of 5.75%, and there was approximately $172.0 million of borrowing capacity available under our bank credit facility.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following selected historical financial data as of and for each of the five years ended December 31, 2004 is derived from our audited consolidated financial statements and related notes. The following selected historical financial data as of and for the three months ended March 31, 2004 and 2005 is derived from our unaudited financial statements, which, in the opinion of our management, include all adjustments necessary for a fair presentation of the data. Our audited consolidated financial statements and the related notes as of and for each of the three years ended December 31, 2004 appear in our annual report on Form 10-K for the fiscal year ended December 31, 2004 and our unaudited consolidated financial statements as of and for the three months ended March 31, 2004 and 2005 appear in our quarterly report on Form 10-Q for the quarter ended March 31, 2005 incorporated herein by reference. You should read the following information in conjunction with the other information contained under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes thereto, appearing in our annual report on Form 10-K for the fiscal year ended December 31, 2004 and our quarterly report on Form 10-Q for the quarter ended March 31, 2005 incorporated herein by reference. The following historical results do not take into account our recent acquisition described in "Prospectus Summary -- Recent Developments -- Oil ad Gas Property Acquisition." Our historical results are not necessarily indicative of results to be expected in future periods.

                                                                                                                  THREE MONTHS
                                                                       YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                         ----------------------------------------------------   -----------------
                                                           2000       2001     2002(1)    2003(2)    2004(3)     2004      2005
                                                         --------   --------   --------   --------   --------   -------   -------
                                                                                                                   (UNAUDITED)
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Oil and natural gas revenue...........................   $190,511   $111,345   $ 74,820   $131,940   $197,385   $44,487   $61,675
Amortization of deferred revenue(4)...................         --     63,089     45,182     27,886     21,370     5,827     4,607
Other, net............................................      1,478     17,557     (1,183)     5,001     (1,466)      130    (1,440)
                                                         --------   --------   --------   --------   --------   -------   -------
 Total revenue and other..............................    191,989    191,991    118,819    164,827    217,289    50,444    64,842
                                                         --------   --------   --------   --------   --------   -------   -------
Operating costs and expenses:
 Lease operating expenses.............................     25,661     28,337     22,878     24,596     28,600     7,433     7,516
 Production and other taxes...........................      8,745     10,314      7,957     10,010     14,208     2,896     3,043
 General and administrative expenses..................      8,417      8,885      8,255      8,011      9,123     2,283     2,773
 Other expenses.......................................        400      5,493        997      4,170      3,802       599       601
 Depreciation, depletion, and amortization............     50,451     58,314     49,251     47,885     57,309    12,789    17,777
                                                         --------   --------   --------   --------   --------   -------   -------
   Total operating costs and expenses.................     93,674    111,343     89,338     94,672    113,042    26,000    31,710
                                                         --------   --------   --------   --------   --------   -------   -------
Operating income......................................     98,315     80,648     29,481     70,155    104,247    24,444    33,132
Interest and other income.............................        101      1,319        279        112        317         4        18
Redemption premium on early extinguishment of debt....         --         --         --         --     (3,698)       --        --
Interest expense......................................    (41,460)   (21,799)   (19,945)   (20,970)   (14,336)   (3,021)   (3,319)
                                                         --------   --------   --------   --------   --------   -------   -------
 Income before reorganization items and income
   taxes..............................................     56,956     60,168      9,815     49,297     86,530    21,427    29,831
Reorganization items:
 Write-off of deferred debt issuance costs related to
   senior notes and senior subordinated notes.........     (6,132)        --         --         --         --        --        --
Financial restructuring costs.........................    (10,334)    (3,175)        --         --         --        --        --
Interest income.......................................      1,033        227         --         --         --        --        --
                                                         --------   --------   --------   --------   --------   -------   -------
 Reorganization items, net............................    (15,433)    (2,948)        --         --         --        --        --
                                                         --------   --------   --------   --------   --------   -------   -------
 Income before income taxes and cumulative effect of
   accounting change..................................     41,523     57,220      9,815     49,297     86,530    21,427    29,831
Federal and state income tax expense (benefit)........         --     (8,359)    13,763    (20,229)   (13,905)    1,982    10,411
                                                         --------   --------   --------   --------   --------   -------   -------
 Net income (loss) before cumulative effect of
   accounting change..................................     41,523     65,579     (3,948)    69,526    100,435    19,445    19,420
Cumulative effect of accounting change, net of tax....         --         --     (6,166)      (934)        --        --        --
Net income (loss).....................................     41,523     65,579    (10,114)    68,592    100,435    19,445    19,420
Dividends and accretion of issuance costs on preferred
 stock................................................         --     (1,761)    (1,028)      (909)        --        --        --
                                                         --------   --------   --------   --------   --------   -------   -------
Income (loss) available to common stockholders........   $ 41,523   $ 63,818   $(11,142)  $ 67,683   $100,435   $19,445   $19,420
                                                         ========   ========   ========   ========   ========   =======   =======
Earnings (loss) per common share:
 Basic income (loss)..................................   $   1.42   $   2.02   $  (0.31)  $   1.71   $   2.06   $  0.40   $  0.39
 Diluted income (loss)................................   $   1.42   $   1.69   $  (0.31)  $   1.61   $   2.03   $  0.39   $  0.39

                                                                                                      THREE MONTHS
                                                         YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                          ------------------------------------------------------   -------------------
                                            2000         2001     2002(1)    2003(2)    2004(3)      2004       2005
                                          ---------    --------   --------   --------   --------   --------   --------
                                                                                                       (UNAUDITED)
                                                                 (IN THOUSANDS, EXCEPT RATIOS)
OTHER FINANCIAL DATA:
Net cash provided by operating
  activities............................  $ 128,077    $183,419   $ 20,825   $ 71,022   $134,066   $ 28,601   $ 38,072
Capital expenditures....................     69,078      87,192     47,508     88,791    167,176     35,992     61,368
Ratio of earnings to fixed charges(5)...        2.0x        3.5x       1.4x       3.2x       6.5x       7.3x      8.9x
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital (deficit)...............  $  49,230(6) $ (3,053)  $(16,479)  $(20,792)  $(28,742)  $(26,838)  $(57,680)
Total assets............................    347,335     346,726    268,133    342,966    487,308    370,343    534,330
Long-Term Debt:
  Credit facility.......................     76,705(7)       --        500     17,000         --     22,000     13,000
  11% senior notes......................    150,000      79,800     61,274         --         --         --         --
  8 7/8% senior subordinated notes......    125,000     125,000    125,000    125,000         --    125,000         --
  7 1/8% senior notes...................         --          --         --         --    175,000         --    175,000
                                          ---------    --------   --------   --------   --------   --------   --------
    Total debt..........................    351,705     204,800    186,774    142,000    175,000    147,000    188,000
Deferred revenue........................         --     111,880     66,582     38,696     17,326     32,869     12,719
Preferred stock.........................         --      15,589     12,859         --         --         --         --
Stockholders' equity (deficit)..........   (108,320)    (39,460)   (42,716)    98,031    207,049    116,324    212,671

---------------

(1) Includes a $15.9 million non-cash charge for the increase of the valuation allowance on our net deferred tax assets and a $6.2 million non-cash charge for the cumulative effect of an accounting change related to the amortization method of oil and gas properties.

(2) Includes a $20.2 million income tax benefit related to the reversal of a portion of our valuation allowance against net deferred tax assets and a $0.9 million non-cash charge related to the cumulative effect of an accounting change as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations."

(3) Includes a $13.9 million income tax benefit related to the reversal of the remaining portion of our valuation allowance against net deferred tax assets.

(4) Related to Production Payment sold in 2001.

(5) The ratio was computed by dividing earnings by fixed charges. For this purpose, "earnings" represent the aggregate of pre-tax income from continuing operations before reorganization items and cumulative effect of accounting change plus fixed charges excluding capitalized interest. "Fixed charges" include interest expensed, capitalized interest, amortization of debt issuance costs and that portion of non-capitalized rental expense deemed to be the equivalent of interest.

(6) Excludes debt classified as current liability.

(7) Included in current liabilities.

                                   MANAGEMENT

     The following table sets forth information regarding our executive officers and directors as of June 15, 2005. There are no family relationships among any of our executive officers and directors.

NAME                                        AGE                    POSITION
----                                        ---                    --------
James W. Christmas........................  57    Chairman of the Board and Chief Executive
                                                  Officer
William N. ("Bill") Hahne.................  54    Director, President and Chief Operating
                                                  Officer
G. Stanton Geary..........................  71    Director
Gary A. Merriman..........................  50    Director
Robert G. Raynolds........................  53    Director
Joel D. Siegel............................  63    Director
Christopher A. Viggiano...................  51    Director
Harry Lee Stout...........................  57    Senior Vice President, Marketing and Risk
                                                  Management
Joseph T. Leary...........................  56    Vice President and Chief Financial Officer
Frederick Dwyer...........................  45    Vice President, Controller and Secretary

     James W. Christmas. Mr. Christmas has served as our Chairman of the Board and Chief Executive Officer since April 2003 and as a director since 1988. From 1988 to April 2003, Mr. Christmas served as our President and Chief Executive Officer. Mr. Christmas' term expires in 2008. He is a member of the Executive Committee.

     William N. ("Bill") Hahne. Mr. Hahne has served as a director and our President and Chief Operating Officer since April 2003. From March 2002 to April 2003, Mr. Hahne served as our Executive Vice President and Chief Operating Officer. From April 1998 to March 2002, Mr. Hahne served as our Senior Vice President and Chief Operating Officer. From October 1997 to April 1998, Mr. Hahne served as Vice President of International & Onshore for Burlington Resources Inc. From October 1993 to October 1997, Mr. Hahne was employed by The Louisiana Land and Exploration Company where he held a number of positions, including Worldwide Operations Vice President. He is a Registered Petroleum Engineer and has 30 years of experience with various major independent exploration and production companies. Mr. Hahne's term expires in 2006.

     G. Stanton Geary. Mr. Geary has served as a director since 1988. He is the proprietor of Gemini Associates, Pomfret, CT, a venture capital consulting firm, and is president of the 1772 Foundation, a nonprofit corporation. Mr. Geary's term expires in 2007. He is a member of the Audit and Nominating and Corporate Governance Committees.

     Gary A. Merriman. Mr. Merriman was elected as a director on April 4, 2005. Mr. Merriman retired from Conoco Inc. in 2002, where he had been employed since 1976. While at Conoco, Mr. Merriman held a number of positions, including from 1999 to 2002 President of Exploration and Production for Conoco in the Americas. Prior to that, he was General Manager for Conoco's Refining and Marketing Rocky Mountain Region from 1997 to 1999, President of Conoco Indonesia from 1995 to 1997 and General Manager of North Sea Operations for Conoco UK Limited from 1992 to 1995. Mr. Merriman has over 26 years of international and domestic experience in all aspects of the oil and gas business. Mr. Merriman's term expires in 2006. He is a member of the Compensation and Nominating and Corporate Governance Committees.

     Robert G. Raynolds. Mr. Raynolds has served as a director since 1995 and lead outside director since 2003. He has been an independent consulting geologist for several major and independent oil and gas companies since 1992 and was a geologist with Amoco Production Company from 1983 until 1992. Mr. Raynolds' term expires in 2007. He is a member of the Executive and Audit Committees.

     Joel D. Siegel. Mr. Siegel has served as a director since 1988. He is an attorney-at-law and has been president of the law firm of Orloff, Lowenbach, Stifelman & Siegel, P.A., Roseland, NJ, since 1975.

Mr. Siegel's term expires in 2008. He is a member of the Executive, Compensation and Nominating and Corporate Governance Committees.

     Christopher A. Viggiano. Mr. Viggiano has served as a director since 1988. He has been President, Chairman of the Board and majority owner of O'Bryan Glass Corp., Queens, NY since December 1991. He is a Certified Public Accountant. Mr. Viggiano's term expires in 2008. He is a member of the Audit and Compensation Committees.

     Harry Lee Stout. Mr. Stout has served as our Senior Vice President, Marketing and Risk Management since March 2002. From September 1996 to the present, Mr. Stout has served as the President of KCS Energy Services, Inc., one of our wholly-owned subsidiaries. He served as President of our natural gas marketing and transportation subsidiaries from August 1991 until the discontinuation of those operations in 1997.

     Joseph T. Leary. Mr. Leary has served as our Vice President and Chief Financial Officer since May 2003. He has over 20 years of finance and treasury experience in the energy industry. From 1996 through 2002, he was Vice President -- Finance and Treasurer at EEX Corporation, an oil and gas exploration company that was acquired by Newfield Exploration Company. Prior to that time, he was with ENSERCH Corporation, an integrated natural gas utility company, where he held several positions.

     Frederick Dwyer. Mr. Dwyer has served as our Vice President and Controller since March 1997 and as our Secretary since May 1998. From May 1996 to March 1997, Mr. Dwyer served as our Assistant Vice President and Controller. Mr. Dwyer joined us upon our formation in 1988, holding various management and supervisory positions. He is a Certified Public Accountant and began his career with Peat, Marwick, Mitchell & Co.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     On March 31, 2005, we amended our amended and restated bank credit facility with a group of commercial bank lenders. The bank credit facility, as amended, provides up to $250.0 million of revolving borrowing capacity, matures on March 31, 2009 and permits $25.0 million of indebtedness for money borrowed (in addition to the $175.0 million of previously issued notes and the $100.0 million of old notes). Borrowing capacity under the bank credit facility, as amended, is subject to a borrowing base initially set at $185.0 million and is reviewed at least semi-annually and may be adjusted based on the lenders' valuation of our oil and gas reserves and other factors. The borrowing base will automatically be reduced by an amount equal to a specified percentage of the net proceeds from the issuance of additional indebtedness that is not applied to refinance existing indebtedness. As a result of the application of this provision, upon the issuance of the old notes, the borrowing base was automatically reduced by $20.0 million to $165.0 million. Substantially all of our assets, including the stock of all of our subsidiaries, are pledged to secure the bank credit facility. Further, each of our subsidiaries has guaranteed our obligations under the bank credit facility.

     Borrowings under the bank credit facility bear interest, at our option, at an interest rate of LIBOR plus 1.75% to 2.50%, depending on utilization, or the greater of (1) the Federal Funds Rate plus 0.50% or (2) the Base Rate, plus 0.00% to 0.75%, depending on utilization. The margin for LIBOR and Base Rate loans will decrease by 0.50% (but not below 0.0%), after the final deliveries are made in January 2006 in connection with the Production Payment discussed in
Note 1 to our consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2004 incorporated herein by reference and the lien on the subject properties is released. A commitment fee of 0.35% to 0.50% per year, depending on utilization, is paid on the unused availability under the bank credit facility.

     The bank credit facility contains various restrictive covenants and other usual and customary terms and conditions of a conventional borrowing base facility, prohibitions on a change of control, prohibitions on the payment of cash dividends, restrictions on certain other distributions and restricted payments, and limitations on the incurrence of additional debt and the sale of assets. The bank credit facility also provides for us to comply with certain financial covenants including, among other things:

     - maintaining a ratio of Adjusted EBITDA (earnings before interest, taxes, depreciation, depletion, amortization, other non-cash charges and exploration expenses minus amortization of deferred revenue attributable to Production Payment sold in February 2001) to cash interest payments of at least 2.50 to 1.00;

     - maintaining a ratio of consolidated current assets plus unused availability under our credit facility to consolidated current liabilities (excluding the current portion of indebtedness for borrowed money and the face amount of letters of credit) of not less than 1.00 to 1.00; and

     - not entering into hedging transactions covering more than 80% of projected production from our proved developed producing reserves for the period of such transactions.

     The bank credit facility also contains customary events of default, including any defaults by us in the payment or performance of any other indebtedness equal to or exceeding $5.0 million.

     As of March 31, 2005, the outstanding balance under our bank credit facility was approximately $13.0 million and there was approximately $172.0 million available for additional borrowings. We were also in compliance with all covenants under the bank credit facility as of that date. After giving effect to the issuance of the old notes and the consummation of our acquisition of oil and gas properties and related assets located primarily in our North
Louisiana -- East Texas core operating area and the application of the net proceeds to us from the issuance of the old notes, we would have had no amounts outstanding under our bank credit facility as of March 31, 2005. As of June 30, 2005, we had $15.0 million outstanding under the bank credit facility.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     On April 8, 2005, we sold $100.0 million in aggregate principal amount at maturity of the old notes in a private placement. The old notes were sold to the initial purchasers who in turn resold the notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act.

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old notes for the new notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     Pursuant to the exchange offer, we will issue the new notes in exchange for old notes. The terms of the new notes are identical in all material respects to those of the old notes, except that the new notes (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old notes and (2) will not have registration rights or provide for any additional interest related to the obligation to register. Please read "Description of the New Notes" for more information on the terms of the respective notes and the differences between them.

     We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person in whose name the old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, referred to as DTC, who desires to deliver such old notes by book-entry transfer at DTC.

     We make no recommendation to the holders of old notes as to whether to tender or refrain from tendering all or any portion of their old notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old notes to tender after reading this prospectus and the letter of transmittal and consulting with the advisers, if any, based on their own financial position and requirements.

     In order to participate in the exchange offer, you must represent to us, among other things, that:

     - you are acquiring the new notes in the exchange offer in the ordinary course of your business;

     - you are not engaged in, and do not intend to engage in, a distribution of the new notes;

     - you do not have and to your knowledge, no one receiving new notes from you has, any arrangement or understanding with any person to participate in the distribution of the new notes;

     - you are not a broker-dealer tendering old notes acquired directly from us for your own account or if you are a broker-dealer, you will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the new notes; and

     - you are not one of our "affiliates," as defined in Rule 405 of the Securities Act.

     Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read "Plan of Distribution."

TERMS OF EXCHANGE

     Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $275.0 million aggregate principal amount of 7 1/8% Senior Notes due 2012 are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of old notes known to us. Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

     Our acceptance of the tender of old notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

     The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the old notes except that:

     - the new notes being issued in the exchange offer will have been registered under the Securities Act;

     - the new notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

     - the new notes being issued in the exchange offer will not contain the registration rights contained in the old notes.

EXPIRATION, EXTENSION AND AMENDMENT

     The expiration time of the exchange offer is 5:00 P.M., New York City time,
on           , 2005. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term "expiration time" as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old notes by giving oral or written notice of an extension to the holders of old notes as described below. During any extension period, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.

     Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions described below under "-- Conditions to the Exchange Offer." We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.

PROCEDURES FOR TENDERING

  VALID TENDER

     Except as described below, a tendering holder must, prior to the expiration time, transmit to The Bank of New York Trust Company, N.A., the exchange agent, at the address listed below under the caption "-- Exchange Agent":

     - a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

     - if old notes are tendered in accordance with the book-entry procedures listed below, an agent's message transmitted through DTC's Automated Tender Offer Program, referred to as ATOP.

     In addition, you must:

     - deliver certificates, if any, for the old notes to the exchange agent at or before the expiration time; or

     - deliver a timely confirmation of the book-entry transfer of the old notes into the exchange agent's account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

     - comply with the guaranteed delivery procedures described below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

     If the letter of transmittal is signed by a person other than the registered holder of old notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the old notes must be signed exactly as the name of any registered holder appears on the old notes.

     If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     By tendering, each holder will represent to us that, among other things, the person is not our affiliate, the new notes are being acquired in the ordinary course of business of the person receiving the new notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new notes. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read "Plan of Distribution."

     The method of delivery of old notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC's ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

     No old notes, agent's messages, letters of transmittal or other required documents should be sent to us. Delivery of all old notes, agent's messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's ATOP system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account. The tender by a holder of old notes, including pursuant to the delivery of an agent's message through DTC's ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of old notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

     Although we have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any old notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

  SIGNATURE GUARANTEES

     Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old notes surrendered for exchange are tendered:

     - by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

     - for the account of an "eligible institution."

     If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is an "eligible guarantor institution" meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

  BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

     Delivery of new notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

     - be transmitted to and received by the exchange agent at the address listed under "-- Exchange Agent" at or prior to the expiration time; or

     - comply with the guaranteed delivery procedures described below.

     Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

  GUARANTEED DELIVERY

     If a registered holder of old notes desires to tender the old notes, and the old notes are not immediately available, or time will not permit the holder's old notes or other required documents to reach the exchange agent before the expiration time, or the procedures for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

     - the tender is made through an eligible institution;

     - prior to the expiration time, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us:

         1. stating the name and address of the holder of old notes and the amount of old notes tendered,

         2. stating that the tender is being made, and

         3. guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

  DETERMINATION OF VALIDITY

     We will determine in our sole discretion all questions as to the validity, form and eligibility of old notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a reasonable period of time.

     Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; ISSUANCE OF NEW NOTES

     Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old notes properly tendered. We will issue the new notes promptly after acceptance of the old notes. For purposes of an exchange offer, we will be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

     For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. As a result, registered holders of old notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from April 1, 2005. Old notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the old notes under circumstances relating to the timing of the exchange offer.

     In all cases, issuance of new notes for old notes will be made only after timely receipt by the exchange agent of:

     - certificate for the old notes, or a timely book-entry confirmation of the old notes, into the exchange agent's account at the book-entry transfer facility;

     - a properly completed and duly executed letter of transmittal or an agent's message; and

     - all other required documents.

     Unaccepted or non-exchanged old notes will be returned without expense to the tendering holder of the old notes. In the case of old notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old note accepted for exchange, the holder of the old note will receive a new note having a principal amount equal to that of the surrendered old note.

INTEREST PAYMENTS ON THE NEW NOTES

     The new notes will bear interest from the most recent date to which interest has been paid on the old notes for which they were exchanged. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old notes.

WITHDRAWAL RIGHTS

     Tender of old notes may be properly withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

     For a withdrawal to be effective with respect to old notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under "-- Exchange Agent" or, in the case of eligible institutions, at the facsimile number, or a properly transmitted "Request Message" through DTC's ATOP system. Any notice of withdrawal must:

     - specify the name of the person, referred to as the depositor, having tendered the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including certificate numbers and principal amount of the old notes;

     - contain a statement that the holder is withdrawing its election to have the old notes exchanged;

     - other than a notice transmitted through DTC's ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of the old notes in the name of the person withdrawing the tender; and

     - specify the name in which the old notes are registered, if different from that of the depositor.

     If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes.

     Any old notes properly withdrawn will be deemed not to have been validly tendered for exchange. New notes will not be issued in exchange unless the old notes so withdrawn are validly re-tendered.

     Properly withdrawn old notes may be re-tendered by following the procedures described under "-- Procedures for Tendering" above at any time at or before the expiration time.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old notes for any new notes, and, as described below, may terminate an exchange offer, whether or not any old notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

     - there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued pursuant to such exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

     - any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

     - any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer;

     - a banking moratorium shall have been declared by United States federal or New York State authorities;

     - trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

     - an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

     - a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of such exchange offer; or

     - any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old notes or the new notes, which in our sole judgment in any case makes it inadvisable to proceed with such exchange offer and/or with such acceptance for exchange or with such exchange.

     If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of such exchange offer in any respect. Please read "-- Expiration, Extension and Amendment" above.

     If any of the above events occur, we may:

     - terminate the exchange offer and promptly return all tendered old notes to tendering holders;

     - complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered old notes until the extended exchange offer expires;

     - amend the terms of the exchange offer; or

     - waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

     We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

     If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

RESALES OF NEW NOTES

     Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that new notes issued in the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by holders of the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - the new notes are acquired in the ordinary course of the holder's business;

     - the holders have no arrangement or understanding with any person to participate in the distribution of the new notes;

     - the holders are not "affiliates" of ours within the meaning of Rule 405 under the Securities Act; and

     - the holders are not a broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

     However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old notes for new notes will be required to represent that it meets the above three requirements.

     Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new notes or any broker-dealer who purchased old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

     - cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

     - will not be permitted or entitled to tender the old notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that the old notes were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Please read "Plan of Distribution." A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of new notes received in exchange for old notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the new notes to be received in the exchange offer.

     In addition, to comply with state securities laws, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new notes to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new notes in any state where an exemption from registration or qualification is required and not available.

EXCHANGE AGENT

     The Bank of New York Trust Company, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                    THE BANK OF NEW YORK TRUST COMPANY, N.A.

By Facsimile for Eligible Institutions:   By Mail/Overnight Delivery/Hand:    Confirm By Telephone:
            (212) 298-1915                   The Bank of New York Trust           (212) 815-5098
    Attention: Mr. Randolph Holder                  Company, N.A.
                                             101 Barclay Street, 7 East
                                              New York, New York 10286
                                           Attention: Mr. Randolph Holder

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

CONSEQUENCES OF FAILURE OF EXCHANGE OUTSTANDING SECURITIES

     Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

     Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

     We do not currently anticipate that we will take any action to register the old notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the old notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

     Holders of the new notes issued in the exchange offer, any old notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

ACCOUNTING TREATMENT

     We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

OTHER

     Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

                          DESCRIPTION OF THE NEW NOTES

     We issued the old notes under a first supplemental indenture, dated as of April 8, 2005, to the indenture (as supplemented, the "Indenture"), dated as of April 1, 2004, among us, the subsidiary guarantors and U.S. Bank National Association, as trustee (the "Trustee"), under which $175.0 million of 7 1/8% Senior Notes due 2012 were previously issued. We will issue the new notes under the same indenture under which we issued the old notes, and the new notes will represent the same debt as the old notes for which they are exchanged.

     The indenture is governed by the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The registration rights agreement referred to under the caption "-- Registration Rights" sets forth the rights holders of the old notes have to require us to register their notes with the SEC.

     On April 1, 2004, we issued $175.0 million in aggregate principal amount of 7 1/8% Senior Notes due 2012. The $100.0 million principal amount of old notes are, and the new notes will be, Additional Notes (as described below) under the Indenture, and will be treated together with the previously issued notes as a single class of debt securities under the Indenture.

     Old notes that remain outstanding after the completion of the exchange offer, together with the new notes and the previously issued notes, will be treated as a single class of securities under the Indenture. Otherwise unqualified references herein to "notes" shall, unless the context requires otherwise, include the previously issued notes, the old notes and the new notes, and all references to specified percentages in aggregate principal amount of the notes shall be deemed to mean, at any time after the exchange offer is completed, such percentage in aggregate principal amount of the previously issued notes, the old notes and the new notes then outstanding.

     The terms of the new notes will be substantially identical to the terms of the old notes, except that the new notes:

     - will have been registered under the Securities Act;

     - will not be subject to transfer restrictions applicable to the old notes; and

     - will not have the benefit of the registration rights agreement applicable to the old notes.

     The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as Holders of these notes. You may request copies of the Indenture and the registration rights agreement at the address set forth under the heading "-- Additional Information."

     You can find the definitions of certain capitalized terms used in this description that are not otherwise defined in this description under the subheadings "-- Certain Definitions," and "-- Registration Rights." In this description, the word "Company" refers only to KCS Energy, Inc. and not to any of its subsidiaries.

BRIEF DESCRIPTION OF THE NOTES

  THE NOTES

     These notes:

     - will be general unsecured senior obligations of the Company;

     - will be issued in an aggregate principal amount of $100.0 million, and will form a single class of debt securities with the $175.0 million principal amount of notes previously issued and outstanding, subject to the Company's ability to again issue Additional Notes under certain circumstances;

     - will be equal in right of payment to all existing and future senior Indebtedness of the Company;

     - will be effectively subordinate in right of payment to any secured Indebtedness of the Company to the extent of the collateral, including Indebtedness under the Company's existing bank credit facility;

     - will be senior in right of payment to any future subordinated Indebtedness of the Company;

     - will be unconditionally guaranteed by the Guarantors; and

     - will be eligible for trading on The PORTAL(SM) Market.

  THE SUBSIDIARY GUARANTEES

     These notes will be jointly and severally guaranteed by each of the Company's present Restricted Subsidiaries and its future domestic Restricted Subsidiaries.

     The Subsidiary Guarantees of these notes:

     - will be general unsecured senior obligations of each Guarantor;

     - will be equal in right of payment to all existing and future senior Indebtedness of each Guarantor;

     - will be effectively subordinate in right of payment to any secured Indebtedness of each Guarantor to the extent of the collateral, including Indebtedness of the Guarantors under the Company's bank credit facility; and

     - will be senior in right of payment to any future subordinated Indebtedness of each Guarantor.

     After giving effect to the issuance of the old notes, the consummation of the Company's acquisition of oil and gas properties and related assets located primarily in its North Louisiana -- East Texas core operating area and the application of the net proceeds from the issuance of the old notes as intended, as of March 31, 2005, the Company and the Guarantors would have had no Indebtedness outstanding other than the notes. However, the Company has a $250.0 million bank credit facility, whose borrowing base is $165.0 million after the issuance of the old notes, which, if drawn, would be secured Indebtedness. As of June 30, 2005, $15.0 million was outstanding under our bank credit facility.

     As of the date of the Indenture, all of the Company's subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Definitions -- Unrestricted Subsidiary," the Company will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee these notes.

PRINCIPAL, MATURITY AND INTEREST

     The Company issued the old notes with a maximum aggregate principal amount of $100.0 million. The old notes are, and the new notes will be, additional notes (the "Additional Notes") to the $175.0 million of notes (the "Initial Notes") previously issued and outstanding under the Indenture. The Company again may issue Additional Notes from time to time after this offering in an unlimited amount, subject to the provisions of the Indenture described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness," provided, however, in no event may the Company issue any Additional Notes if, as a result of any such issuance, the aggregate principal amount of notes outstanding would exceed the maximum aggregate principal amount of notes permitted under the Existing Credit Facilities or any other Credit Facilities, in each case as in effect on the date of such issuance. The Initial Notes, these Additional Notes and any other Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless otherwise provided or the context otherwise requires, for all purposes of the Indenture and this "Description of the New Notes," references to the notes include the Initial Notes, these Additional Notes and any further Additional Notes actually issued.

     The Company will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on April 1, 2012.

     Interest on the new notes will accrue at the rate of 7 1/8% per year and will be payable semiannually in arrears on April 1 and October 1, commencing on October 1, 2005. The Company will make each interest payment to the Holders of record of the notes on the immediately preceding March 15 and September 15.

     Interest on the new notes will accrue from April 1, 2005, the date it was most recently paid on the Initial Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The interest rate on the old notes is subject to increase if the Company does not file a registration statement relating to the Registered Exchange Offer on a timely basis, if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under the caption "-- Registration Rights." All references to interest on the notes shall include any such additional interest that may be payable.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a Holder of not less than $5.0 million aggregate principal amount of any notes has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on these notes will be made at the office or agency where notes may be presented for payment (the "Paying Agent") within the City and State of New York unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

     The Company will make all principal, premium and interest payments on each note in global form registered in the name of The Depository Trust Company ("DTC") or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such global note.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The Bank of New York Trust Company, N.A. will initially act as Paying Agent and registrar. The Company may change the Paying Agent or registrar without prior notice to the Holders of the notes, and the Company or any of its Subsidiaries may act as Paying Agent or registrar.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

     The Holder of a note will be treated as the owner of it for all purposes.

SUBSIDIARY GUARANTEES

     The Guarantors will jointly and severally guarantee the Company's obligations under these notes on a senior unsecured basis. The obligations of each Guarantor under its Subsidiary Guarantee will be limited in a manner intended to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable laws, although no assurance can be given that a court would give the Holders the benefit of such a provision. Please read "Risk Factors -- Risks Related to Our Indebtedness and the Notes -- A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims."

     The Company shall not permit a Guarantor to sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person (other than the Company or another Guarantor) unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default (as described below under "-- Events of Default and Remedies") shall have occurred and be continuing; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

             (b) an amount equal to the Net Proceeds of such sale or other disposition is applied in accordance with the provisions of the Indenture described under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     The Subsidiary Guarantee of a Guarantor will be released in accordance with the applicable provisions of the Indenture:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation), other than to the Company or another Guarantor, if the Company applies the Net Proceeds of that sale or other disposition in accordance with the provisions of the Indenture described under the caption "-- Repurchase at the Option of Holders -- Asset Sales;"

          (2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor (including by way of merger or consolidation) other than to the Company or another Guarantor, if the Company applies the Net Proceeds of that sale or other disposition in accordance with the provisions of the Indenture described under the caption "-- Repurchase at the Option of Holders -- Asset Sales;" or

          (3) if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture.

     Please read "-- Repurchase at the Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     On or prior to April 1, 2007, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes (including any Additional Notes) originally issued prior to the redemption date under the Indenture at a redemption price of 107.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

          (1) at least 65% in aggregate principal amount of notes (including any Additional Notes) originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption (excluding notes held by the Company and its Subsidiaries); and

          (2) each such redemption must occur within 90 days of the date of the closing of the related Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at the Company's option prior to April 1, 2008.

     On or after April 1, 2008, the Company may redeem all or a part of the notes at any time or from time to time upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2008........................................................   103.563%
2009........................................................   101.781%
2010 and thereafter.........................................   100.000%

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

          (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis.

     Notes or portions of notes the Trustee selects for redemption shall be in amounts of $1,000 or a whole multiple of $1,000. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the outstanding note will be issued in the name of the Holder thereof upon cancellation of the outstanding note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase notes as described under the captions "-- Repurchase at the Option of Holders -- Change of Control" and
"-- Asset Sales." The Company may at any time and from time to time purchase notes in the open market or otherwise.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each Holder of notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company will offer a payment (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of notes to be repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date (the "Change of Control Payment Date") specified in such notice, which date will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company's compliance with such securities laws or regulations.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

     The Paying Agent will promptly mail to each Holder of notes so tendered and not withdrawn the Change of Control Payment for such tendered notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, by such Holder; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof.

     If the Change of Control Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no other interest will be payable to Holders who tender pursuant to the Change of Control Offer.

     The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the Holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Company's existing bank credit facility, as amended, currently includes a covenant prohibiting certain change of control events with respect to the Company. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions or require the repurchase of the Indebtedness thereunder upon a Change of Control. The occurrence of a Change of Control would result in a default under the bank credit facility and may cause a default under other Indebtedness of the Company and its Subsidiaries, and give the lenders thereunder the right to require the Company to repay obligations outstanding thereunder. Moreover, the exercise by Holders of their right to require the Company to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. The Company's ability to repurchase notes following a Change of Control also may be limited by the Company's then existing resources.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

  ASSET SALES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Equity Interests or other assets issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

             (a) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement or similar agreement that releases the Company or such Restricted Subsidiary from further liability; and

             (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 120 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

     Within the later of (x) one year after the date of receipt of any Net Proceeds from an Asset Sale and (y) six months after the date of an agreement entered into within such one-year period committing the Company to make an acquisition or expenditure referred to in clauses (2) or (3) below, the Company may apply such Net Proceeds at its option, in any one or more of the following manners:

          (1) to permanently repay, prepay, redeem or repurchase the Senior Debt of the Company or any Guarantor, and cause any related loan commitment to be permanently reduced in an amount equal to the principal amount so repaid, prepaid, redeemed or repurchased;

          (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, a Company principally engaged in the Oil and Gas Business or to acquire additional Capital Stock in any Person that at such time is a Restricted Subsidiary; or

          (3) to make capital expenditures or to acquire properties or assets, in each case that are used or useful in the Oil and Gas Business.

     Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an offer (the "Asset Sale Offer") to all Holders of notes and, to the extent required by the terms thereof, all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount (or accreted value in the case of any such other pari passu Indebtedness issued with a significant original issue discount) plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, on the basis of the aggregate principal amounts (or accreted values) tendered in round denominations (which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

     If the Asset Sale Offer purchase date is on or after an interest payment record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no other interest will be payable to holders who tender notes pursuant to the Asset Sale Offer.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of the Company's compliance with such securities laws or regulations.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled sinking fund payment, any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries, except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Investment other than a Permitted Investment (all such payments and other actions set forth in clauses (1) through (3) above and this clause (4) being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7) and (9) of the next succeeding paragraph, but including Restricted Payments permitted by clauses (1), (5) and (8) of such paragraph), is less than the sum, without duplication, of

             (a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the full fiscal quarter during which the Issue Date falls to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

             (b) 100% of the aggregate Net Cash Proceeds and 100% of the Fair Market Value of securities or other property other than cash (including Capital Stock of Persons engaged in the Oil and Gas Business that become Restricted Subsidiaries or assets used in the Oil and Gas Business) received by the Company since the Issue Date from the issue or sale of Equity Interests of the Company (other than Disqualified Stock), other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees; plus

             (c) the aggregate Net Cash Proceeds received by the Company subsequent to the Issue Date from the issue or sale of any Capital Stock of the Company (other than Disqualified Stock) to an Employee Stock Purchase Program; provided, however, that if an Employee Stock Purchase Program incurs any Indebtedness to finance the purchase of such Capital Stock, such aggregate amount will be limited to the excess of such Net Cash Proceeds over the amount of such Indebtedness plus an amount equal to any increase in the Consolidated Net Worth of the Company resulting from principal repayments made by an Employee Stock Purchase Program with respect to such Indebtedness; plus

             (d) the amount by which Indebtedness is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (plus the amount of any accrued interest then outstanding on such Indebtedness to the extent the obligation to pay such interest is extinguished less the amount of any cash, or the fair market value of any property (as determined in good faith by an officer of the Company), distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

             (e) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that to the extent the foregoing sum exceeds, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, such excess shall not be included in this clause (e) unless the amount represented by such excess has not been and will not be taken into account in one of the foregoing clauses (a)-(d); plus

             (f) $10.0 million.

     The preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture (and such payment shall be deemed to be paid on the date of payment for purposes of any calculation required by this covenant);

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any

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

     such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase, retirement or other acquisition of other Subordinated Indebtedness of the Company or any Guarantor with the Net Cash Proceeds from an incurrence of any Subordinated Indebtedness permitted to be incurred under the caption "-- Incurrence of Indebtedness;"

          (4) the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

          (5) so long as no Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any employees, former employees, directors or former directors of Company or any of its Restricted Subsidiaries (or heirs, estates or other permitted transferees of such employees or directors) pursuant to any agreements (including employment agreements), management equity subscription agreement or stock option agreements or plans (or amendments thereto), approved by the Board of Directors, under which such individuals purchase or sell or are granted the right to purchase or sell shares of Capital Stock; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million in any twelve-month period;

          (6) so long as no Default has occurred and is continuing, loans or advances to employees of the Company or employees or directors of any Subsidiary of the Company, in each case as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, the proceeds of which are used to purchase Capital Stock of the Company, or to refinance loans or advances made pursuant to this clause (6), in an aggregate amount not in excess of $1.0 million at any one time outstanding;

          (7) repurchases or other acquisitions for value of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise or exchange price thereof or made in lieu of withholding taxes in connection with any such exercise or exchange; provided, however, that the aggregate amount of such repurchases, redemption or acquisitions to satisfy federal income tax obligations shall not exceed $2.0 million in any twelve-month period;

          (8) so long as no Default has occurred and is continuing, upon the occurrence of a Change of Control or an Asset Sale and within 60 days after the completion of the offer to repurchase the notes under the covenants described under "-- Repurchase at the Option of Holders -- Change of Control" or "-- Asset Sales" above (including the purchase of all notes tendered), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Obligations required under the terms thereof as a result of such Change of Control or Asset Sale at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any, provided that, in the notice to Holders relating to a Change of Control hereunder, the Company shall describe this clause (8); or

          (9) so long as no Default has occurred or is continuing, the purchase by the Company of fractional shares arising out of stock dividends, splits or business combinations.

     The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued at the time of such Restricted Payment by this covenant shall be evidenced by an Officers' Certificate to be delivered to the Trustee. Not later than five Business Days following the date of the making of any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted, together with a copy of any related resolution of the Board of Directors.

     For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1)-(9) above, the Company, in its

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

sole discretion, may order and classify such Restricted Payment in any manner in compliance with this covenant.

     In computing Consolidated Net Income under clause (3)(a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination.

  INCURRENCE OF INDEBTEDNESS

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt); provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1) the incurrence by the Company and any Guarantor of the Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness of the Company and the Guarantors outstanding at any time under this clause (1) under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to the greater of
     (a) $100.0 million less the aggregate amount of all permanent principal repayments since the Issue Date under a Credit Facility that are made under clause (1) of the second paragraph of the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales" and (b) 20% of ACNTA as of the date of such incurrence;

          (2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness (other than Indebtedness described under clause (1),
     (3) or (6) of this paragraph);

          (3) the incurrence by the Company and the Guarantors of Indebtedness represented by (a) the Initial Notes and the Subsidiary Guarantees, and (b) any notes issued pursuant to the registration rights agreement in exchange for the notes, and any Subsidiary Guarantees related thereto;

          (4) the incurrence by the Company or any of its Restricted Subsidiaries of Non-Recourse Purchase Money Indebtedness;

          (5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3), (4) or this clause (5) of this paragraph;

          (6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

             (a) (i) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes, and (ii) if a Guarantor is the obligor of such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations of such Guarantor with respect to its Subsidiary Guarantee; and
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

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause;

          (7) in-kind obligations relating to net oil and natural gas balancing positions arising in the ordinary course of business;

          (8) the accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock, in the form of additional shares of the same class of Disqualified Stock;

          (9) any obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, bankers acceptances, letters of credit, insurance obligations or bonds and other similar bonds and obligations incurred by the Company or any Restricted Subsidiary in the ordinary course of business and any guaranties or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

          (10) any obligation under Interest Rate Agreements, Currency Agreements and Commodity Agreements; provided, that such Interest Rate Agreements, Currency Agreements and Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries and are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company);

          (11) any obligation arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, guarantee, adjustment of purchase price, holdback, contingency payment obligation based on the performance of the acquired or disposed asset or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Capital Stock of a Restricted Subsidiary;

          (12) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of incurrence; and

          (13) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in addition to Indebtedness permitted by clauses (1) through (12) above or the first paragraph above in an aggregate principal amount (or accrued value, as applicable) at any time outstanding not to exceed $25.0 million.

     For purposes of determining compliance with this "Indebtedness" covenant:

          (1) in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness (or any portion thereof) on the date of its incurrence in any manner that complies with this covenant, and only be required to include the amount and type of such Indebtedness in one of such clauses;

          (2) all Indebtedness outstanding on the date of the Indenture under the Credit Facilities shall be deemed initially incurred on the Issue Date under clause (1) of the second paragraph of this covenant and not the first paragraph or clause (2) of the second paragraph of this covenant;

          (3) Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

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

          (4) if obligations in respect of letters of credit are incurred pursuant to the Credit Facility and are being treated as incurred pursuant to clause (1) of the second paragraph above and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included;

          (5) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

          (6) the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

          (7) Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to have been incurred by the Company and the Restricted Subsidiary at the time such Person becomes a Restricted Subsidiary.

     For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

  LIENS

     The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, to secure (a) any Indebtedness of the Company unless prior to, or contemporaneously therewith, the notes are equally and ratably secured for so long as such other Indebtedness is so secured, or (b) any Indebtedness of any Guarantor, unless prior to, or contemporaneously therewith, the Subsidiary Guarantee of such Guarantor is equally and ratably secured for so long as such other Indebtedness is so secured; provided, however, that if such Indebtedness is expressly subordinated to the notes or a Subsidiary Guarantee, the Lien securing such Indebtedness will be subordinated and junior to the Lien securing the notes or such Subsidiary Guarantee, as the case may be, with the same relative priority as such Indebtedness has with respect to the notes or such Subsidiary Guarantee.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (a) pay dividends or make any other distributions on its Capital Stock to the Company or any of the Company's Restricted Subsidiaries, or pay any Indebtedness owed to the Company or any of the Company's Restricted Subsidiaries;

          (b) make loans or advances to the Company or any of the Company's Restricted Subsidiaries; or

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

          (c) transfer any of its properties or assets to the Company or any of the Company's Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements existing on the Issue Date, including the Existing Credit Facilities as in effect on the Issue Date;

          (2) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

          (3) any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

          (4) any amendment, restatement, modification, supplement, extension, renewal, refunding, replacement or refinancing of Indebtedness referred to in clauses (1) or (2), provided that the encumbrances or restrictions contained in the agreements governing the foregoing are no more materially restrictive, taken as a whole, than those contained in the agreements governing such Indebtedness;

          (5) restrictions on cash or other deposits by parties under agreements entered into in the ordinary course of the Oil and Gas Business of the types described in the definition of Permitted Business Investments; and

          (6) with respect to clause (c) of the preceding paragraph only, any of the following encumbrances or restrictions:

             (a) customary non-assignment provisions in leases entered into in the ordinary course of business;

             (b) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;

             (c) Permitted Liens or Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limit the right of the Company or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

             (d) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale;

             (e) customary restrictions on the subletting, assignment or transfer of any property or asset that is subject to a lease, license, sub-license or similar contract, or the assignment or transfer of any such lease, license, sub-license or other contract; and

             (f) customary restrictions on the disposition or distribution of assets or property in agreements entered into the ordinary course of business of the Oil and Gas Business of the types described in the definition of Permitted Business Investments.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company may not: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as whole, in one or more related transactions, to another Person, unless:

          (1) either:

             (a) the Company is the surviving corporation; or

             (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes, the Indenture and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

          (3) immediately after such transaction no Default or Event of Default exists; and

          (4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness."

     For purposes of this covenant, the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, which properties or assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of the Company.

     Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

     Clause (4) of this "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries that are Guarantors.

  TRANSACTIONS WITH AFFILIATES

     The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained at the time of such transaction in arm's-length dealings by the Company or such Restricted Subsidiary with a Person who is not an Affiliate; and

          (2) (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a majority of the disinterested members of the Board of Directors have determined that the criteria set forth in clause (1) are satisfied with respect to such Affiliate Transaction(s) and have approved such Affiliate Transaction(s), as evidenced by a resolution delivered to the Trustee and certified by an Officers' Certificate as having been adopted by the Board of Directors; and

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

          (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a written opinion that such Affiliate Transaction(s) is fair, from a financial point of view, to the Company and its Restricted Subsidiaries, taken as a whole, or that such Affiliate Transaction(s) is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who is not an Affiliate, in either such case issued by an accounting, appraisal or investment banking firm of national standing that is not an Affiliate of the Company.

     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement or other employee compensation plan or arrangement existing on the Issue Date or thereafter entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary;

          (2) transactions between or among the Company and/or its Restricted Subsidiaries;

          (3) Investments (other than Permitted Investments) or Restricted Payments that, in each case, are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments;"

          (4) loans or advances to employees, officers or directors in the ordinary course of business of the Company or any of its Restricted Subsidiaries, in each case only as permitted by Section 402 of the Sarbanes-Oxley Act of 2002, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

          (5) indemnities of officers, directors and employees of the Company or any Restricted Subsidiary consistent with applicable charter, bylaw or statutory provisions; and

          (6) the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Subsidiary.

  ADDITIONAL SUBSIDIARY GUARANTEES

     If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary (other than Foreign Subsidiaries) after the Issue Date, then that newly acquired or created Restricted Subsidiary must become a Guarantor and execute a supplemental indenture satisfactory to the Trustee and deliver an Opinion of Counsel to the Trustee as provided in the Indenture.

  BUSINESS ACTIVITIES

     The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material in the opinion of the Board of Directors (which opinion shall be reasonable and made in good faith) to the Company and its Restricted Subsidiaries taken as a whole.

  REPORTS

     Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Holders of notes, within the time periods specified in the SEC's rules and regulations:

          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a section on "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent public accountants; and

          (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

     If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

     In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clause (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing).

     In addition, the Company agrees that, for so long as any notes remain outstanding, if at any time it is not required to file with the SEC the reports required by the preceding paragraphs, it will furnish to holders of notes and to prospective investors, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an "Event of Default":

          (1) default for 30 days in the payment when due of interest on the notes;

          (2) default in payment when due of the principal of or premium, if any, on the notes;

          (3) failure by the Company to comply with the provisions described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

          (4) failure by the Company or any of its Restricted Subsidiaries to comply for 30 days after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the notes with the provisions described under the captions "-- Redemption at the Option of Holders -- Change of Control" and "-- Asset Sales" and "-- Certain Covenants -- Restricted Payments," "-- Incurrence of Indebtedness,"
     "-- Liens," "-- Dividend and Other Payment Restrictions Affecting Subsidiaries," "-- Transactions with Affiliates," "-- Additional Subsidiary Guarantees," "-- Business Activities" and "-- Reports;"

          (5) failure by the Company for 60 days after receipt of written notice from the Trustee or the Holders of 25% in principal amount of the notes to comply with any of its other agreements in the Indenture;

          (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

             (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more (the "cross-acceleration provision"); provided, however, that if any such Payment Default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of ten days from the continuation of such Payment Default beyond the applicable grace period or the occurrence of such acceleration, as the case may
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        be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

          (7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million (net of any amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days (the "judgment provisions");

          (8) any Subsidiary Guarantee of a Guarantor shall be held in any judicial proceeding to be unenforceable or invalid or, except as permitted by the Indenture, shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (the "guarantee default provision"), in each case with respect to any Guarantor that is also a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary; and

          (9) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is also a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary (the "bankruptcy provision").

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. Under certain circumstances, the Holders of a majority in principal amount of the then outstanding notes may rescind an acceleration with respect to the notes and its consequences.

     Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes or a Default or Event of Default in respect of a provision that under "-- Amendment, Supplement and Waiver" below cannot be amended without the consent of each Holder affected.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the notes, the Indenture, the Subsidiary Guarantees, the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver and release may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the Indenture and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

          (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

          (2) the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to terminate its obligations under "-- Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger, Consolidation or Sale of Assets"), the operation of the cross-acceleration provision, the judgment provision, the guarantee default provision and (with respect only to Significant Subsidiaries) the bankruptcy provisions described under "-- Events of Default and Remedies" above and the limitations contained in clause (4) of the first paragraph under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" above ("Covenant Defeasance") and certain other covenants or obligations of the Company set forth in the Indenture, and thereafter any omission to comply with such obligations or provisions will not constitute a Default or Event of Default.

     The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option. If the Company exercises its Legal Defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its Covenant Defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clauses (4), (5), (6), (7) (8) or (with respect only to Significant Subsidiaries) (9) under "-- Events of Default and Remedies" above or because of the failure of the Company to comply with clause (4) of the first paragraph under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" above. If the Company exercises its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from its obligations with respect to its Subsidiary Guarantee.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to Stated Maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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

          (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (8) the Company must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

SATISFACTION AND DISCHARGE

     The Company may discharge its obligations under the Indenture while notes remain outstanding if (a) all outstanding notes have been delivered for cancellation, (b) all outstanding notes have become due and payable at their scheduled maturity or (c) all outstanding notes are scheduled for redemption, and the Company has deposited with the Trustee an amount sufficient to pay and discharge all outstanding notes, not previously delivered for cancellation, on the date of their scheduled maturity or the scheduled date of redemption.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided below, the Indenture, the notes and Subsidiary Guarantees may be amended with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the Indenture, the notes or the Subsidiary Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including consents obtained in connection with a tender offer or exchange offer for notes).

     Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

          (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

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

          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of or premium, if any, or interest on the notes (except as permitted by clause (7) below);

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) modify any Subsidiary Guarantee in any manner adverse to Holders of the notes or release any Guarantor from its obligations under its Subsidiary Guarantee except in accordance with the terms of the Indenture;

          (9) make any change in the ranking of the notes or the Subsidiary Guarantees in a manner adverse to the Holders of the notes or the Subsidiary Guarantees; or

          (10) make any change in the preceding amendment, supplement and waiver provisions.

     Notwithstanding the preceding, without the consent of any Holder of notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the notes or the Subsidiary Guarantees:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of the Company's or a Guarantor's obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Company's or a Guarantor's properties or assets in compliance with the Indenture;

          (4) to add or release Guarantors in compliance with the Indenture;

          (5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (6) to secure the notes, including pursuant to the requirements of the covenant described above under the caption "-- Certain Covenants -- Liens;"

          (7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

          (8) to provide for the issuance of Exchange Securities or Additional Notes.

CONCERNING THE TRUSTEE

     If the Trustee becomes a creditor of the Company or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such

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

Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense as provided in the Indenture.

GOVERNING LAW

     The Indenture, the notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

ADDITIONAL INFORMATION

     Anyone who receives this prospectus may obtain a copy of the Indenture and registration rights agreement without charge by writing to KCS Energy, Inc., 5555 San Felipe Road, Suite 1200, Houston, Texas 77056, Attention: Corporate Secretary.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACNTA" means (without duplication), as of the date of determination:

          (a) the sum of:

             (i) discounted future net revenue from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated in a reserve report prepared as of the end of the Company's most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers, as increased by, as of the date of determination, the discounted future net revenue of:

                (A) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such year-end reserve report, and

                (B) estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward determinations of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior year end) due to exploration, development or exploitation, production or other activities which reserves were not reflected in such year-end reserve report, in the case of the determination made under each of clauses (A) and (B) above, calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the discounted future net revenue attributable to

                (C) estimated proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report produced or disposed of since the date of such year-end reserve report, and

                (D) reductions in the estimated crude oil and natural gas reserves of the Company and its Restricted Subsidiaries reflected in such year-end reserve report since the date of such year-end reserve report attributable to downward determinations of estimates of proved crude oil and natural gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such year-end reserve report, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report);

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

        provided, however, that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change, then such increases and decreases in the discounted future net revenue shall be confirmed in writing by an independent petroleum engineer if the amount of ACNTA is required to be computed under the Indenture in connection with the calculation of clause (1) of the second paragraph under the covenant captioned
        "-- Certain Covenants -- Incurrence of Indebtedness;"

             (ii) the capitalized costs that are attributable to crude oil and natural gas properties of the Company and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributed, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements;

             (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements; and

             (iv) the greater of (I) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers within the immediately preceding 12 months, of other tangible assets of the Company and its Restricted Subsidiaries (provided that the Company shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

        minus

          (b) to the extent not otherwise taken into account in the immediately preceding clause (a), the sum of:

             (i) minority interests;

             (ii) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements;

             (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves subject to participation interests, royalty interests, overriding royalty interests, net profits interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

             (iv) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's year-end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

             (v) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production included in determining the discounted future net revenue specified in the immediately preceding clause (a)(i) (utilizing the same prices utilized in the Company's yearend reserve report), would be necessary to satisfy fully the obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, ACNTA will continue to be calculated as if the Company were still using the full cost method of accounting.

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     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition (including, without limitation, by means of a sale and leaseback transaction) of any assets, including, without limitation, any sale of hydrocarbons or other mineral products as a result of the creation of Production Payments and Reserve Sales (other than Production Payments and Reserve Sales created or sold in connection with the financing of, and within 90 days after, the acquisition of the properties subject thereto); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control", and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sales covenant; and

          (2) the issuance of Equity Interests by any of the Company's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

          (1) any single transaction or series of related transactions that: (a) involves assets having a Fair Market Value of less than $2.0 million; or
     (b) results in net proceeds to the Company and its Restricted Subsidiaries of less than $2.0 million;

          (2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (4) a disposition of cash or Cash Equivalents;

          (5) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments;"

          (6) a disposition of oil, natural gas or other hydrocarbons or other mineral products in the ordinary course of business of the oil and gas production operations of the Company and its Subsidiaries;

          (7) any abandonment, relinquishment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business, but excluding any disposition as a result of the creation of a Production Payment and Reserve Sale;

          (8) the provision of services, equipment and other assets for the operation and development of the Company's and its Restricted Subsidiaries' oil and natural gas wells, in the ordinary course of the

     Company's and its Restricted Subsidiaries' Oil and Gas Business, notwithstanding that such transactions may be recorded as asset sales in accordance with full cost accounting guidelines;

          (9) the creation or perfection of a Lien (but not the sale or other disposition of any asset subject to such Lien);

          (10) the trade or exchange ("Permitted Asset Exchange") by the Company or any Restricted Subsidiary of any crude oil or natural gas property or interest therein owned or held by the Company or such Restricted Subsidiary for (a) any crude oil or natural gas property or interest therein owned or held by another Person or (b) the Capital Stock of another Person that becomes a Restricted Subsidiary as a result of such trade or exchange or the Capital Stock of another Person that is a joint venture, partnership or other similar entity, in each case all or substantially all of whose assets consist of crude oil or natural gas properties, including in the case of either of clauses (a) or (b), any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property or Capital Stock received by the Company or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the Fair Market Value of the property (including any cash or cash equivalents) so traded or exchanged;

          (11) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

          (12) any assignment of an overriding royalty or net profits interest to an employee or consultant of the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with the generation of prospects or the development of oil and natural gas projects.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the "net rental payments" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

     "Board of Directors" means, with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability of a Person in respect of a capital lease that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

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          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation (other than any debt security convertible into an equity interest) that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

          (3) demand accounts, time deposit accounts, certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thompson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. (or its successor) or Standard & Poor's Ratings Service (or its successor) and in each case maturing within 270 days after the date of acquisition;

          (6) deposits and certificates of deposit with any commercial bank not meeting the qualifications specified in clause (3) above, provided all such deposits do not exceed $1.0 million in the aggregate at any one time; and

          (7) money market or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;

          (2) the adoption by the Board of Directors of a plan of liquidation or dissolution of the Company;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the Company, measured by voting power rather than number of shares;

          (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

          (5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

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     "Commodity Agreement" means any oil or natural gas hedging agreement and other agreement or arrangement entered into in the ordinary course of business and designed to protect the Company or any Restricted Subsidiary against fluctuations in oil or natural gas prices.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

          (1) the net income (or loss), of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Subsidiary thereof;

          (2) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the cumulative effect of a change in accounting principles;

          (4) any write-downs of non-current assets; provided, however, that any "ceiling limitation" write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred;

          (5) any unrealized non-cash gains or losses or charges in respect of hedge or non-hedge derivatives (including those resulting from the application of FAS 133);

          (6) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or
     (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

          (7) any extraordinary or non-recurring gain (or loss), together with any related provision for taxes on such extraordinary or non-recurring gain (or loss); and

          (8) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as the sum of:

          (1) the par or stated value of all outstanding Capital Stock of the Company, plus

          (2) paid-in capital or capital surplus relating to such Capital Stock, plus

          (3) any retained earnings or earned surplus,

     less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who:

          (1) was a member of such Board of Directors on the Issue Date; or

          (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Facilities" means, with respect to the Company or any Guarantor, one or more debt facilities or commercial paper facilities (including, without limitation, the Existing Credit Facilities), in each case with
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banks or other lenders in the business of providing loans of the types described hereinafter, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Currency Agreements" means, at any time as to the Company and its Restricted Subsidiaries, any foreign currency exchange agreement, option or future contract or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect against or manage the Company or any of its Restricted Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, for any consideration other than Capital Stock pursuant to a sinking fund obligation or otherwise, or is redeemable for any consideration other than Capital Stock at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain
Covenants -- Restricted Payments."

     "Dollar-Denominated Production Payments" mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "EBITDA" means, with respect to any Person for any period, without duplication, the Consolidated Net Income of such Person for such period plus:

          (1) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with aspect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4) depreciation, depletion, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period other than non-cash charges resulting from the application of FAS 143) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

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

          (5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP; minus

          (6) (to the extent included in determining Consolidated Net Income) the sum of

             (a) the amount of deferred revenues that are amortized during the period and are attributable to reserves that are subject to Volumetric Production Payments; and

             (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments.

     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Employee Stock Purchase Program" means the 1988 KCS Group, Inc. Employee Stock Purchase Program, as amended on or prior to the Issue Date and any amendment thereto or any successor employee stock purchase program.

     "Equity Interests" mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means:

          (1) any underwritten public offering of common stock of the Company registered under the Securities Act (other than on Form S-8 or any successor thereto but including any such offering in connection with the Employee Stock Purchase Plan) and other than any issuance of securities under any benefit plan of the Company; and

          (2) any unregistered offering of common stock of the Company, so long as, at the time of the consummation thereof, the Company has a class of common equity securities registered pursuant to Section 12(b) or 12(g) under the Exchange Act.

     "Exchange Securities" has the meaning set forth in the registration rights agreement.

     "Existing Credit Facilities" means the secured credit facilities of the Company under the Second Amended and Restated Credit Agreement, dated as of November 18, 2003, as amended on or prior to the Issue Date, by and among the Company and the commercial lending institution that are agents and lenders thereunder.

     "Existing Indebtedness" means Indebtedness outstanding on the Issue Date.

     "Fair Market Value" means, with respect to any Asset Sale (or Permitted Asset Exchange) or Restricted Payment (or Investment or Permitted Investment), the price that would be negotiated in an arm's-length transaction between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by:

          (1) if the value of such Asset Sale (or Permitted Asset Exchange having a value of more than $2.0 million) or Restricted Payment (or Investment or Permitted Investment) is less than $10.0 million, an officer of the Company, as evidenced by an Officers' Certificate delivered to the Trustee; and

          (2) if the value of such Asset Sale (or Permitted Asset Exchange) or Restricted Payment (or Investment or Permitted Investment) is $10.0 million or greater, the Board of Directors of the Company, as evidenced by a board resolution delivered to the Trustee in the form of an Officers' Certificate.

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     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments (other than amortization of debt issuance costs), the interest component of any deferred payment obligations constituting Indebtedness, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments, if any, pursuant to Interest Rate Agreements; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of:

             (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times

             (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any period, the ratio of the EBITDA of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, redemption or repayment of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period;

          (2) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Restricted Subsidiary incorporated or organized under the laws of a foreign jurisdiction and having substantially all its operations outside the United States of America.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements,

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

and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "Government Securities" means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable at the issuer's option.

     "Guarantee" means, without duplication, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any other obligation, direct or indirect, contingent or otherwise, of such Person:

          (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

          (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment therefor to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantors" means each Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and its respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under Currency Agreements, Interest Rate Agreements and Commodity Agreements.

     "Holder" means a person in whose name a note is registered on the registrar's books.

     "Indebtedness" means, with respect to any specified Person, without duplication,

          (a) all obligations of such Person, whether or not contingent, in respect of:

             (i) the principal of and premium, if any, in respect of outstanding
        (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

             (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of sale and leaseback transactions entered into by such Person;

             (iii) the deferred purchase price of property, which purchase price is due more than six months after the date of taking delivery of title to such property, including all obligations of such Person for the deferred purchase price of property under any title retention agreement, but excluding accrued expenses and trade accounts payable arising in the ordinary course of business; and

             (iv) the reimbursement obligation of any obligor for the principal amount of any letter of credit, banker's acceptance or similar transaction (excluding obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

          (b) all net obligations in respect of Currency Agreements, Interest Rate Agreements and Commodity Agreements, except to the extent such net obligations are otherwise included in this definition;

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

          (c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such Person has Guaranteed or that are otherwise its legal liability;

          (d) with respect to any Production Payment and Reserve Sale, any warranties or guaranties of production or payment by such Person with respect to such Production Payment and Reserve Sale but excluding other contractual obligations of such Person with respect to such Production Payment and Reserve Sale;

          (e) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of

             (i) the full amount of such obligations so secured and

             (ii) the fair market value of such asset as determined in good faith by such specified Person;

          (f) Disqualified Stock of such Person or a Restricted Subsidiary in an amount equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

          (g) the aggregate preference in respect of amounts payable on the issued and outstanding shares of preferred stock of any of the Company's Restricted Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of preferred stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of preferred stock that are owned by the Company or any of its Restricted Subsidiaries); and

          (h) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d), (e), (f), (g) or this clause (h), whether or not between or among the same parties.

Subject to clause (d) of the preceding sentence, Production Payments and Reserve Sales shall not be deemed to be Indebtedness.

     "Interest Rate Agreements" means, with respect to the Company and its Restricted Subsidiaries, interest rate agreements, interest rate cap agreements and interest rate collar agreements and other agreements or arrangements designed to protect such Person against fluctuations in interest rates, with respect to any Indebtedness that is permitted to be incurred under the Indenture.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the third to last paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Issue Date" means April 1, 2004.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature
                                        73
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thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices and changes resulting from the incurrence of previously estimated future development costs) of more than 25% during a fiscal quarter in the discounted future net revenues from proved crude oil and natural gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a)(i) of the definition of ACNTA; provided, however, that the following will be excluded from the calculation of Material Change:

          (1) any acquisitions during the fiscal quarter of oil and natural gas reserves that have been estimated by independent petroleum engineers and with respect to which a report or reports of such engineers exist; and

          (2) any disposition of properties existing at the beginning of such fiscal quarter that have been disposed of in compliance with the covenant described under "-- Repurchase of the Option of Holders -- Assets Sales."

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication:

          (1) the direct costs relating to such Asset Sale, including, without limitation, legal, title, engineering, environmental, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof;

          (2) taxes paid or payable as a result thereof;

          (3) amounts required to be applied to the repayment of Indebtedness (other than under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale;

          (4) any reserve established in accordance with GAAP against liabilities associated with such Asset Sale or any amount placed in escrow for adjustment in respect of the purchase price of such Asset Sale, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be; and

          (5) any distributions and other payments required to be made to minority interest holders in any Restricted Subsidiaries as a result of such Asset Sale.

     "Net Working Capital" means:

          (a) all current assets of the Company and its Restricted Subsidiaries, minus

          (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness;

in each case determined in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and
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          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Non-Recourse Purchase Money Indebtedness" means Indebtedness (other than Capital Lease Obligations) of the Company or any Guarantor incurred in connection with the acquisition by the Company or such Guarantor of assets used in the Oil and Gas Business (including office buildings and other real property used by the Company or such Guarantor in conducting its operations) with respect to which:

          (1) the holders of such Indebtedness agree that they will look solely to the assets so acquired that secure such Indebtedness, and neither the Company nor any Restricted Subsidiary (a) is directly or indirectly liable for such Indebtedness or (b) provides credit support, including any undertaking, Guarantee, agreement or instrument that would constitute Indebtedness (other than the grant of a Lien on such acquired assets); and

          (2) no default or event of default with respect to such Indebtedness would cause, or permit (after notice or passage of time or otherwise), any holder of any other Indebtedness of the Company or a Guarantor to declare a default or event of default on such other Indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

     "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Controller or the Secretary of such Person.

     "Officers' Certificate" means a certificate signed on behalf of the Company by two Officers or by an officer and either an Assistant Treasurer or an Assistant Secretary of the Company (for which in the case of the annual Officers' Certificate delivered pursuant to the Indenture, at least one of such Officers shall be the principal executive officer, principal financial officer or principal accounting officer of the Company) and that complies with Sections
11.4 and 11.5 of the Indenture and is delivered to the Trustee.

     "Oil and Gas Business" means

          (1) the acquisition, exploration, exploitation, development, operation or disposition of interests in, or obtaining production from, oil, natural gas or other hydrocarbon properties;

          (2) the gathering, marketing, treating, processing (but not refining), storage, selling or transporting of any production from such interests or properties; or

          (3) any activity that is ancillary, necessary or appropriate to facilitate, or that is incidental to, the activities described in clauses
     (1) and (2) of this definition.

     "Oil and Gas Liens" means:

          (1) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for "development" will include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or that relate to such properties or interests);

          (2) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property;

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          (3) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs on terms that are reasonably customary, in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Company or a Restricted Subsidiary, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements that are customary in the Oil and Gas Business; provided, however, that in all instances such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

          (4) Liens securing Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales, and such Production Payments and Reserve Sales either:

             (a) were in existence on the Issue Date,

             (b) were created in connection with the acquisition of property after the date of the Indenture and such Lien was incurred in connection with the financing of, and within 90 days after the acquisition of the property subject thereto, or

             (c) constitute Asset Sales made in compliance with the covenant entitled "-- Repurchase at the Option of Holders -- Asset Sales."

          (5) Liens on pipelines or pipeline facilities that arise by operation of law.

     "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee and that complies with Sections 10.4 and
10.5 of the Indenture and is delivered to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

     "Permitted Business Investments" means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

          (1) ownership of oil, natural gas, other related hydrocarbon and mineral properties or any interest therein or gathering, transportation, processing, storage or related systems; and

          (2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas and related hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements (including for limited liability companies), transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations.

     "Permitted Investments" means:

          (1) any Investment in the Company or in a Restricted Subsidiary of the Company;

          (2) any Investment in Cash Equivalents;

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          (3) any Investment by the Company or any Restricted Subsidiary of the
     Company in a Person if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of the Company; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales;"

          (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

          (6) receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

          (7) payroll, travel, relocation and similar advances to officers, directors and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (8) loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary made for bona fide business purposes;

          (9) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor or received in connection with a work-out or recapitalization of the issuer or as a result of a foreclosure or other transfer of title or perfection or enforcement of any lien with respect to any secured Investment in default;

          (10) Hedging Obligations, which transactions or obligations are incurred in compliance with "-- Certain Covenants -- Incurrence of Indebtedness;"

          (11) Permitted Business Investments; and

          (12) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Issue Date, not to exceed $20.0 million.

     "Permitted Liens" means:

          (1) Liens on any property or assets of the Company and any Guarantor securing Indebtedness and other obligations under Credit Facilities that were permitted by the terms of the Indenture to be incurred;

          (2) Liens in favor of the Company or the Guarantors;

          (3) Liens on any property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any property or assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

          (4) Liens on any property or assets existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in connection with the contemplation of such acquisition;
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

          (5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

          (6) Liens existing on the Issue Date;

          (7) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

          (8) Liens securing Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

          (9) Liens securing Hedging Obligations of the Company or any of its Restricted Subsidiaries;

          (10) Liens securing Non-Recourse Purchase Money Indebtedness granted in connection with the acquisition by the Company or any Restricted Subsidiary of assets used in the Oil and Gas Business (including the office buildings and other real property used by the Company or such Restricted Subsidiary in conducting its operations); provided that (i) such Liens attach only to the assets acquired with the proceeds of such Non-Recourse Purchase Money Indebtedness; and (ii) such Non-Recourse Purchase Money Indebtedness is not in excess of the purchase price of such fixed assets; and

          (11) any Lien incurred in the ordinary course of business incidental to the conduct of the business of the Company or the Restricted Subsidiaries or the ownership of their property (including (a) easements, rights of way and similar encumbrances, (b) rights or title of lessors under leases (other than Capital Lease Obligations), (c) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or the Restricted Subsidiaries on deposit with or in the possession of such banks, (d) Liens imposed by law, including Liens under workers' compensation or similar legislation and mechanics', carriers', warehousemen's, materialmen's, suppliers' and vendors' Liens, (e) Liens incurred to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and incurred in a manner consistent with industry practice and (f) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property (other than trade accounts payable arising in the ordinary course of business)); and

          (12) Liens for taxes, assessments and governmental charges not yet due or the validity of which are being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been established to the extent required by GAAP as in effect at such time.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) (a) if the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded is earlier than the final maturity date of the notes, the Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded, or

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          (b) if the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded is later than the final maturity date of the notes, the Permitted Refinancing Indebtedness has a final maturity date at least 91 days later than the final maturity date of the notes;

          (3) the Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, deferred or refunded;

          (4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or a Subsidiary Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or such Subsidiary Guarantee on terms at least as favorable, taken as a whole, to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (5) such Indebtedness is not incurred by a Restricted Subsidiary if the Company is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary that is also a Guarantor may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided further, however, that if such Permitted Refinancing Indebtedness is subordinated to the notes, such Guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee to at least the same extent; and

          (6) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, or refunded is Non-Recourse Purchase Money Indebtedness, such Permitted Refinancing Indebtedness satisfies clauses (1) and (2) of the definition of "Non-Recourse Purchase Money Indebtedness."

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subsidiary thereof or any other entity.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Production Payments and Reserve Sales" means the grant or transfer by the Company or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest or Production Payment in oil and natural gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where, in the case of each of the foregoing, the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the foregoing interests.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary.

     "Senior Debt" means:

          (1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto; and

          (2) any other Indebtedness of the Company or any Guarantor permitted to be incurred by it under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the notes or the Subsidiary Guarantees, as the case may be.

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     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the Issue Date.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Indebtedness" means Indebtedness of the Company (or a Guarantor) that is subordinated or junior in right of payment to the notes (or a Subsidiary Guarantee, as appropriate) pursuant to a written agreement to that effect.

     "Subsidiary" means any subsidiary of the Company. A "subsidiary" of any Person means:

          (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person; or

          (2) a partnership, joint venture, limited liability company or similar entity, in which such Person or a subsidiary of such Person is, at the date of determination, in the case of a partnership, a general or limited partner of such partnership, and, in the case of each of the foregoing entities, is entitled to receive more than 50 percent of the assets of such partnership upon its dissolution.

     "Subsidiary Guarantee" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

     "Unrestricted Subsidiary" means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary or the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation is in compliance with the next succeeding sentence and would not otherwise cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated, shall be valued at their Fair Market Value at the time of such designation for purposes of determining compliance with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments;" provided, however, that such covenant need not be complied with if the Subsidiary to be so designated has total assets of $1,000 or less. That designation will only be permitted if such Restricted Payment would be so permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a copy of the Board Resolution giving effect to such designation certified in

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an Officers' Certificate that also certifies that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" in which case such designation shall be effective as of the date specified in such resolution. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption
"-- Certain Covenants -- Incurrence of Indebtedness," the Company shall be in default of such covenant.

     The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Volumetric Production Payments" mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without reference to the occurrence of any contingency) to vote in the election of the directors, managers or trustees of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock of which (other than directors' qualifying shares) shall at the time be owned by such Person and/or by one or more other Wholly Owned Restricted Subsidiaries of such Person.

REGISTRATION RIGHTS

     The Company entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, the Company agreed for the benefit of the holders of the old notes, that it would, at its cost and subject to certain exceptions, consummate the exchange offer described in this prospectus. For details regarding the exchange offer, please read "The Exchange Offer."

     Pursuant to the registration rights agreement, the Company agreed to:

          (1) within 90 days after April 8, 2005, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange each of the old notes for the new notes having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

          (2) use its reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after April 8, 2005;

          (3) promptly following the effectiveness of the Exchange Offer Registration Statement (the "Effectiveness Date"), offer the new notes in exchange for surrender of the old notes; and
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          (4) keep the Registered Exchange Offer open for not less than 20 business days (or longer, if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the old notes.

     Under the registration rights agreement, the Company is required to allow Participating Broker-Dealers and other Persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such new notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

     In the event that:

          (1) any change in law or applicable interpretations of the staff of the SEC do not permit the Company to effect the Registered Exchange Offer; or

          (2) for any other reason, the Registered Exchange Offer is not consummated within 220 days after April 8, 2005; or

          (3) any of the initial purchasers shall notify the Company following consummation of the Registered Exchange Offer that any of the old notes held by it are not eligible to be exchanged for new notes in the Registered Exchange Offer; or

          (4) certain holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the new notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, the Company will, subject to certain exceptions:

             (a) promptly file a shelf registration statement (the "Shelf Registration Statement") covering resales of the old notes or the new notes, as the case may be;

             (b) (i) in the case of clause (1) above, use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 180th calendar day following April 8, 2005 and (ii) in the case of clause (2), (3) or (4) above, use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the Shelf Registration Statement is required to be filed; and

             (c) use its reasonable best efforts to keep the Shelf Registration Statement effective until the earliest of (i) the time when the old notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (ii) two years from the effective date of the Shelf Registration Statement and (iii) the date on which all notes registered thereunder are disposed of in accordance therewith.

     The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A Holder selling such old notes or new notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such Holder (including certain indemnification obligations).

     The Company will pay additional cash interest on the applicable notes, subject to certain exceptions:

          (1) if the Exchange Offer Registration Statement or, if obligated to file a Shelf Registration Statement pursuant to clause (ii)(A) above, a Shelf Registration Statement, is not declared effective by the SEC on or prior to the 180th day after April 8, 2005;

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

          (2) if the Exchange Offer is not consummated on or prior to the 40th day after the Exchange Offer Registration Statement is declared effective;

          (3) if obligated to file the Shelf Registration Statement pursuant to clause (ii)(B) above, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day after the date (the "Shelf Filing Date") on which the obligation to file a Shelf Registration Statement arises;

          (4) if obligated to file a Shelf Registration Statement, the Shelf Registration Statement is not declared effective on or prior to the 90th day after the Shelf Filing Date; or

          (5) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (5) a "Registration Default");

from and including the date on which any such Registration Default shall occur to, but excluding, the date on which all Registration Defaults have been cured.

     The rate of the additional interest will be 0.50% per year for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.50% per year with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.50% per year. The Company will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes. We will not be required to pay additional interest for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of additional interest will cease.

     All references in the Indenture and in this "Description of the New Notes," in any context, to any interest or other amount payable on or with respect to the new notes shall be deemed to include any additional interest payable pursuant to the registration rights agreement.

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

                      GLOBAL SECURITIES; BOOK-ENTRY SYSTEM

THE GLOBAL SECURITIES

     The notes will initially be represented by one or more permanent global notes in definitive, fully registered book-entry form (the "global securities") which will be registered in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     We expect that pursuant to procedures established by DTC (a) upon deposit of the global securities, DTC or its custodian will credit on its internal system portions of the global securities which will contain the corresponding respective amount of the global securities to the respective accounts of persons who have accounts with such depositary and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be affected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global securities will be limited to persons who have accounts with DTC (the "participants") or persons who hold interests through participants. Noteholders may hold their interests in a global security directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by such global securities for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the global securities will be able to transfer such interest except in accordance with the applicable procedures of DTC.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL SECURITIES

     The operations and procedures of DTC is solely within the control of DTC and are subject to change by them from time to time. Investors are urged to contact the DTC or its participants directly to discuss these matters.

     DTC has advised us that it is:

     - a limited purpose trust company organized under the laws of the State of New York;

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended; and

     - a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934.

     DTC was created to hold securities for its participants (collectively, the "participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by a number of direct participants of DTC and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person holding a beneficial interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical security in respect of that interest.

     So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global security for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have the notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. To facilitate subsequent transfers, all global securities that are deposited with, or on behalf of, DTC will be registered in the name of DTC's nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. We understand that DTC has no knowledge of the actual beneficial owners of the securities. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global security. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global security desires to take any action that DTC, as the holder of that global security, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders.

     Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to indirect participants and by its direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the global securities unless authorized by a direct participant under DTC's procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants of DTC to whose accounts the securities are credited on the applicable record date, which are identified in a listing attached to the omnibus proxy.

     Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global securities by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those beneficial interests.

     Payments with respect to the principal of and premium, if any, liquidated damages, if any, and interest on a global security will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global security under the Indenture. Under the terms of the Indenture, we and the Trustee may treat the persons in whose names the notes, including the global securities, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the Trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global security. It is our understanding that DTC's practice is to credit the direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the Paying Agent on the applicable payment date in accordance with their respective holdings shown on

DTC's records. Payments by the participants and the indirect participants to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC, us or the Trustee, subject to statutory or regulatory requirements in effect at the time.

     Transfers between participants in DTC will be effected in accordance with DTC's procedures, and, except for trades involving only the Euroclear System as operated by Euroclear Bank S.A./N.V., or Euroclear, or Clearstream Banking, S.A. of Luxembourg, or Clearstream Luxembourg, such transfers will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary; however, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

     Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing an interest in a global security from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream Luxembourg as a result of sales of interests in a global security by or through a Euroclear or Clearstream Luxembourg participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC's settlement date.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, it is under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, if a successor securities depositary is not obtained, certificates for the securities are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, certificates for the securities will be printed and delivered.

     We have provided the foregoing information with respect to DTC to the financial community for information purposes only. Although we obtained the information in this section and elsewhere in this prospectus concerning DTC and its book-entry system from sources that we believe are reliable, we take no responsibility for the accuracy of such information.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion of the material U.S. federal income tax considerations relevant to the exchange of new notes for old notes pursuant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of new notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

     The exchange of new notes for old notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. A holder will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the new notes as the holder had in the old notes immediately before the exchange.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until           , 2005, all dealers effecting transactions in the new
notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The enclosed letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of old notes who did not exchange their old notes for new notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding old notes have been exchanged for new notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

                                 LEGAL MATTERS

     The validity of the new notes and certain other matters will be passed upon for us by Andrews Kurth LLP, Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of KCS Energy, Inc. and subsidiaries appearing in KCS Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2004, and KCS Energy, Inc.'s management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     The information included in this prospectus regarding estimated quantities of reserves, the future net revenues from those reserves and their present value is based on estimates of the reserves and present values prepared by or derived from estimates prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

                                    KCS LOGO

     UNTIL           , 2005, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  DELAWARE REGISTRANTS

     KCS Energy, Inc., KCS Resources, Inc. and KCS Energy Services, Inc. are incorporated under the laws of the State of Delaware. Section 145(a) of the Delaware General Corporation Law, or DGCL, authorizes a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons by Section 145(b) of the DGCL against expenses, including attorneys' fees, actually and reasonably incurred in defense or settlement of any such threatened, pending or completed action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination that indemnification is proper because the indemnitee has met the applicable standard of conduct by (i) a majority vote of disinterested directors, or (ii) a committee of such directors designated by a majority vote of such directors, or (iii) if there are no such directors, by independent legal counsel in a written opinion, or (iv) by the stockholders.

     Section 145(g) of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Further, Article IX(b)(4) of KCS Energy Inc.'s Restated Certificate of Incorporation provides that KCS Energy, Inc. may secure insurance on behalf of any of its officers and directors against any expense, liability or loss, whether or not it would have the power to indemnify such officer or director against such expense, liability or loss under the DGCL. KCS Energy, Inc. maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities and expenses for actions taken in such capacities and under certain stated conditions, including liabilities under the Securities Act of 1933, as amended.

     Article IX(b)(1) of KCS Energy, Inc.'s Restated Certificate of Incorporation provides, in substance, that its directors and officers shall be indemnified to the extent permitted by Section 145 of the DGCL. Additionally,
Article IX(a) of its Restated Certificate of Incorporation (which is substantially similar to Section 102(b)(7) of the DGCL) eliminates in certain circumstances the monetary liability of its directors for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director:

     - for a breach of the director's duty of loyalty to KCS Energy, Inc. or its stockholders;

     - for acts or omissions by the director not in good faith or involving intentional misconduct or a knowing violation of law;

     - under Section 174 of the DGCL, which relates to the declaration of dividends and purchase or redemption of shares in violation of the DGCL; and

     - for any transaction from which the director derived an improper personal benefit.

     The Certificates of Incorporation, as amended, of KCS Resources, Inc. and KCS Energy Services, Inc. contain similar provisions as the provisions contained in Article IX(a) of KCS Energy, Inc.'s Restated Certificate of Incorporation regarding the elimination in certain circumstances of monetary liability of directors for a breach of fiduciary duty.

  NEW JERSEY REGISTRANT

     Proliq, Inc. is incorporated under the laws of the State of New Jersey.
Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, trustee, employee or agent of another related corporation or enterprise, against reasonable costs, disbursements and counsel fees and amounts paid or incurred in satisfaction of such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that such conduct was unlawful. In connection with any proceeding by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Superior Court or the other court shall deem proper. No indemnification shall be made to or on behalf of such a person if a judgment or other final adjudication adverse to the person establishes that his acts or omissions (i) were in breach of his duty of loyalty to the corporation or its shareholders,
(ii) were not in good faith or involved a knowing violation of law or (iii) resulted in receipt by the person of an improper personal benefit.

  TEXAS REGISTRANT

     Medallion California Properties Company ("MCPC") is incorporated under the laws of the State of Texas. Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with or in defending any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, in which he was, is, or is threatened to be made a named defendant by reason of his position as a director or officer of the corporation, provided that (i) he conducted himself in good faith, (ii) he reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation's best interests; and, in all other cases, that such conduct was at least not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory. In connection with any action, suit or proceeding in which a director or officer is
(x) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in his official capacity, or (y) found liable to the corporation, the indemnification is limited to reasonable expenses actually incurred by him in connection with the proceeding and will not be made in respect of any proceeding in which he is found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     Article IX of the Articles of Incorporation, as amended, of MCPC generally provides that it will indemnify its directors and its former directors and may indemnify its officers and its former officers against any losses, damages, claims or liabilities to which they may become subject or which they may incur as a result of being or having been an officer or director, and shall advance to them or reimburse them for expenses incurred in connection therewith, to the maximum extent permitted by law. Directors and officers may be indemnified against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with a proceeding; but if the person is found liable to MCPC or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to MCPC.

     Reference is made to Item 22 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 21.  EXHIBIT AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
    1.1        Purchase Agreement, dated April 5, 2005, among KCS Energy,
               Inc., KCS Resources, Inc., Medallion California Properties
               Company, KCS Energy Services, Inc., Proliq, Inc., Credit
               Suisse First Boston LLC, J.P. Morgan Securities Inc., Harris
               Nesbitt Corp., BNP Paribas Securities Corp. and Greenwich
               Capital Markets, Inc. (incorporated by reference to Exhibit
               10.1 to KCS Energy, Inc.'s Current Report on Form 8-K (File
               No. 001-13781) filed on April 11, 2005).

    2.1 Order of the United States Bankruptcy Court for the District of Delaware confirming the KCS Energy, Inc. Plan of
               Reorganization (incorporated by reference to Exhibit 2 to KCS Energy, Inc.'s Current Report on Form 8-K (File No.
               001-13781) filed on March 1, 2001).

    2.2#       Purchase and Sale Agreement among Devon Energy Production
               Company, L.P., Devon Louisiana Corporation and KCS
               Resources, Inc. dated February 22, 2005 (incorporated by reference to Exhibit 2.1 to KCS Energy, Inc.'s Current
               Report on Form 8-K (File No. 001-13781) filed on April 19,
               2005).

    4.1        Indenture, dated as of April 1, 2004, among KCS Energy,
               Inc., KCS Resources, Inc., Medallion California Properties
               Company, KCS Energy Services, Inc., Proliq, Inc. and U.S.
               Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to KCS Energy, Inc.'s Quarterly
               Report on Form 10-Q (File No. 001-13781) filed on May 10,
               2004).

    4.2        First Supplemental Indenture, dated as of April 8, 2005, to
               Indenture dated as of April 1, 2004, among KCS Energy, Inc.,
               KCS Resources, Inc., Medallion California Properties
               Company, KCS Energy Services, Inc., Proliq, Inc. and U.S.
               Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to KCS Energy, Inc.'s Current
               Report on Form 8-K (File No. 001-13781) filed on April 11,
               2005).

    4.3        Form of 7 1/8% Senior Note due 2012 (included in Exhibit
               4.1).

    4.4        Registration Rights Agreement, dated April 8, 2005, among
               KCS Energy, Inc., KCS Resources, Inc., Medallion California
               Properties Company, KCS Energy Services, Inc., Proliq, Inc.,
               Credit Suisse First Boston LLC, J.P. Morgan Securities Inc.,
               Harris Nesbitt Corp., BNP Paribas Securities Corp. and
               Greenwich Capital Markets, Inc. (incorporated by reference to Exhibit 10.2 to KCS Energy, Inc.'s Current Report on Form
               8-K (File No. 001-13781) filed on April 11, 2005).

    4.5        Restated Certificate of Incorporation of KCS Energy, Inc.
               (incorporated by reference to Exhibit(3)i to KCS Energy, Inc.'s Annual Report on Form 10-K (File No. 001-13781) filed on April 2, 2001).

    4.6        Certificate of Incorporation, as amended, of KCS Resources,
               Inc. (incorporated by reference to Exhibit 4.5 to KCS Energy
               Inc.'s Registration Statement on Form S-3 (File No.
               333-108824) filed on September 16, 2003).

    4.7        Articles of Incorporation, as amended, of Medallion
               California Properties Company (incorporated by reference to
               Exhibit 4.7 to KCS Energy Inc.'s Registration Statement on
               Form S-3 (File No. 333-108824) filed on September 16, 2003).

    4.8        Certificate of Incorporation of KCS Energy Services, Inc.
               (incorporated by reference to Exhibit 4.6 to KCS Energy
               Inc.'s Registration Statement on Form S-4 (File No.
               333-116104) filed on June 2, 2004).

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------

    4.9        Certificate of Amendment to Certificate of Incorporation of
               KCS Energy Services, Inc. (incorporated by reference to
               Exhibit 4.7 to KCS Energy Inc.'s Registration Statement on
               Form S-4 (File No. 333-116104) filed on June 2, 2004).

    4.10       Certificate of Incorporation of Proliq, Inc. (f/k/a Utility
               Propane Company f/k/a City Gas Service Company)
               (incorporated by reference to Exhibit 4.8 to KCS Energy
               Inc.'s Registration Statement on Form S-4 (File No.
               333-116104) filed on June 2, 2004).

    4.11 Certificate of Amendment of the Certificate of Incorporation of Proliq, Inc. (f/k/a Utility Propane Company f/k/a City
               Gas Service Company) dated March 8, 1966 (incorporated by reference to Exhibit 4.9 to KCS Energy Inc.'s Registration
               Statement on Form S-4 (File No. 333-116104) filed on June 2,
               2004).

    4.12 Certificate of Amendment of the Certificate of Incorporation of Proliq, Inc. (f/k/a Utility Propane Company f/k/a City
               Gas Service Company) dated November 9, 1989 (incorporated by reference to Exhibit 4.10 to KCS Energy, Inc.'s Registration
               Statement on Form S-4 (File No. 333-116104) filed on June 2,
               2004).

    4.13       Certificate of Amendment to Certificate of Incorporation of
               Proliq, Inc. dated February 15, 2001 (incorporated by reference to Exhibit 4.11 to KCS Energy, Inc.'s Registration
               Statement on Form S-4 (File No. 333-116104) filed on June 2,
               2004).

    4.14 Restated By-Laws of KCS Energy, Inc. (incorporated by reference to Exhibit(3)iii to KCS Energy, Inc.'s Annual
               Report on Form 10-K (File No. 001-13781) filed on April 2,
               2001).

    4.15       Amendments to Restated By-Laws of KCS Energy, Inc. effective
               April 22, 2003 (incorporated by reference to Exhibit 3.1 to
               KCS Energy, Inc.'s Quarterly Report on Form 10-Q (File No.
               001-13781) filed on August 14, 2003).

    4.16 Restated By-Laws of KCS Resources, Inc. (incorporated by reference to Exhibit 4.6 to KCS Energy, Inc.'s Registration
               Statement on Form S-3 (File No. 333-108824) filed on
               September 16, 2003).

    4.17       Restated By-Laws of Medallion California Properties Company
               (incorporated by reference to Exhibit 4.8 to KCS Energy,
               Inc.'s Registration Statement on Form S-3 (File No.
               333-108824) filed on September 16, 2003).

    4.18 Restated By-Laws of KCS Energy Services, Inc. (incorporated by reference to Exhibit 4.13 to KCS Energy, Inc.'s
               Registration Statement on Form S-4 (File No. 333-116104) filed on June 2, 2004).

    4.19 Restated By-Laws of Proliq, Inc. (incorporated by reference to Exhibit 4.16 to KCS Energy, Inc.'s Registration Statement on Form S-4 (File No. 333-116104) filed on June 2, 2004).

    5.1* Opinion of Andrews Kurth LLP regarding the validity of the new notes.

    8.1*       Opinion of Andrews Kurth LLP regarding certain tax matters.

   12.1*       Statement regarding Computation of Ratio of Earnings to
               Fixed Charges.

   23.1*       Consent of Ernst & Young LLP.

   23.2*       Consent of Netherland, Sewell & Associates, Inc.

   23.3*       Consent of Andrews Kurth LLP (included in Exhibit 5.1).

   24.1*       Powers of Attorney (included on signature pages).

   25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York
               Trust Company, N.A. to act as trustee under the Indenture
               (incorporated by reference to Exhibit 25.1 to KCS Energy,
               Inc.'s Registration Statement on Form S-4 (File No.
               333-116104) filed on June 2, 2004).

   99.1*       Form of Letter of Transmittal.

   99.2*       Form of Guidelines for Certification of Taxpayer
               Identification Number on Substitute Form W-9.

   99.3*       Form of Notice of Guaranteed Delivery.

   99.4*       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees.

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------

   99.5*       Form of Letter to Clients.

   99.6*       Form of Exchange Agent Agreement.

---------------

* Indicates exhibits filed herewith.

# Pursuant to Item 601(b)(2) of Regulation S-K, KCS Energy agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

ITEM 22.  UNDERTAKINGS.

     Each undersigned registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

          (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Houston, State of Texas on July 5, 2005.

                                          KCS ENERGY, INC.

                                          By: /s/ Frederick Dwyer
                                            ------------------------------------
                                              Name: Frederick Dwyer
                                            Title:  Vice President, Controller
                                              and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints James W. Christmas, Joseph T. Leary and Frederick Dwyer his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                        TITLE                       DATE
                    ---------                                        -----                       ----

              /s/ James W. Christmas                    Chairman of the Board and Chief      July 5, 2005
 ------------------------------------------------              Executive Officer
                James W. Christmas                       (Principal Executive Officer)


               /s/ William N. Hahne                   President, Chief Operating Officer     July 5, 2005
 ------------------------------------------------                and Director
                 William N. Hahne


               /s/ Joseph T. Leary                    Vice President and Chief Financial     July 5, 2005
 ------------------------------------------------    Officer (Principal Financial Officer)
                 Joseph T. Leary


               /s/ Frederick Dwyer                      Vice President, Controller and       July 5, 2005
 ------------------------------------------------       Secretary (Principal Accounting
                 Frederick Dwyer                                   Officer)


               /s/ G. Stanton Geary                                Director                  July 5, 2005
 ------------------------------------------------
                 G. Stanton Geary


              /s/ Robert G. Raynolds                               Director                  July 5, 2005
 ------------------------------------------------
                Robert G. Raynolds

                    SIGNATURE                                        TITLE                       DATE
                    ---------                                        -----                       ----


               /s/ Gary A. Merriman                                Director                  July 5, 2005
 ------------------------------------------------
                 Gary A. Merriman


                /s/ Joel D. Siegel                                 Director                  July 5, 2005
 ------------------------------------------------
                  Joel D. Siegel


           /s/ Christopher A. Viggiano                             Director                  July 5, 2005
 ------------------------------------------------
             Christopher A. Viggiano

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 5, 2005.

                                          KCS RESOURCES, INC.

                                          By: /s/ Frederick Dwyer
                                            ------------------------------------
                                            Name: Frederick Dwyer
                                            Title:  Vice President and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Frederick Dwyer his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                        TITLE                        DATE
                    ---------                                        -----                        ----

              /s/ James W. Christmas                    Chairman of the Board and Chief       July 5, 2005
 ------------------------------------------------              Executive Officer
                James W. Christmas                       (Principal Executive Officer)


               /s/ William N. Hahne                   President, Chief Operating Officer      July 5, 2005
 ------------------------------------------------                and Director
                 William N. Hahne


               /s/ Joseph T. Leary                    Vice President and Chief Financial      July 5, 2005
 ------------------------------------------------                   Officer
                 Joseph T. Leary                         (Principal Financial Officer)


               /s/ Frederick Dwyer                       Vice President and Secretary         July 5, 2005
 ------------------------------------------------       (Principal Accounting Officer)
                 Frederick Dwyer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 5, 2005.

                                          MEDALLION CALIFORNIA PROPERTIES
                                          COMPANY

                                          By: /s/ Frederick Dwyer
                                            ------------------------------------
                                            Name: Frederick Dwyer
                                            Title:  Vice President and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Frederick Dwyer his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                        TITLE                        DATE
                    ---------                                        -----                        ----

              /s/ James W. Christmas                    Chairman of the Board and Chief       July 5, 2005
 ------------------------------------------------              Executive Officer
                James W. Christmas                       (Principal Executive Officer)


               /s/ William N. Hahne                   President, Chief Operating Officer      July 5, 2005
 ------------------------------------------------                and Director
                 William N. Hahne


               /s/ Joseph T. Leary                    Vice President and Chief Financial      July 5, 2005
 ------------------------------------------------    Officer (Principal Financial Officer)
                 Joseph T. Leary


               /s/ Frederick Dwyer                       Vice President and Secretary         July 5, 2005
 ------------------------------------------------       (Principal Accounting Officer)
                 Frederick Dwyer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 5, 2005.

                                          KCS ENERGY SERVICES, INC.

                                          By: /s/ Frederick Dwyer
                                            ------------------------------------
                                            Name: Frederick Dwyer
                                            Title:  Vice President and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Frederick Dwyer his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                        TITLE                        DATE
                    ---------                                        -----                        ----

               /s/ William N. Hahne                  Chief Executive Officer and Director     July 5, 2005
 ------------------------------------------------        (Principal Executive Officer)
                 William N. Hahne


               /s/ Harry Lee Stout                    President, Chief Operating Officer      July 5, 2005
 ------------------------------------------------                and Director
                 Harry Lee Stout


               /s/ Joseph T. Leary                    Vice President and Chief Financial      July 5, 2005
 ------------------------------------------------                   Officer
                 Joseph T. Leary                         (Principal Financial Officer)


               /s/ Frederick Dwyer                       Vice President and Secretary         July 5, 2005
 ------------------------------------------------       (Principal Accounting Officer)
                 Frederick Dwyer


              /s/ James W. Christmas                  Chairman of the Board of Directors      July 5, 2005
 ------------------------------------------------
                James W. Christmas

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 5, 2005.

                                          PROLIQ, INC.

                                          By: /s/ Frederick Dwyer
                                            ------------------------------------
                                            Name: Frederick Dwyer
                                            Title:  Vice President and Secretary

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Frederick Dwyer his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                    SIGNATURE                                        TITLE                        DATE
                    ---------                                        -----                        ----

              /s/ James W. Christmas                     Chairman of the Board, Chief         July 5, 2005
 ------------------------------------------------       Executive Officer and President
                James W. Christmas                       (Principal Executive Officer)


               /s/ Frederick Dwyer                       Vice President, Secretary and        July 5, 2005
 ------------------------------------------------                  Director
                 Frederick Dwyer                      (Principal Financial and Accounting
                                                                   Officer)

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------
    1.1        Purchase Agreement, dated April 5, 2005, among KCS Energy,
               Inc., KCS Resources, Inc., Medallion California Properties
               Company, KCS Energy Services, Inc., Proliq, Inc., Credit
               Suisse First Boston LLC, J.P. Morgan Securities Inc., Harris
               Nesbitt Corp., BNP Paribas Securities Corp. and Greenwich
               Capital Markets, Inc. (incorporated by reference to Exhibit
               10.1 to KCS Energy, Inc.'s Current Report on Form 8-K (File
               No. 001-13781) filed on April 11, 2005).

    2.1 Order of the United States Bankruptcy Court for the District of Delaware confirming the KCS Energy, Inc. Plan of
               Reorganization (incorporated by reference to Exhibit 2 to KCS Energy, Inc.'s Current Report on Form 8-K (File No.
               001-13781) filed on March 1, 2001).

    2.2#       Purchase and Sale Agreement among Devon Energy Production
               Company, L.P., Devon Louisiana Corporation and KCS
               Resources, Inc. dated February 22, 2005 (incorporated by reference to Exhibit 2.1 to KCS Energy, Inc.'s Current
               Report on Form 8-K (File No. 001-13781) filed on April 19,
               2005).

    4.1        Indenture, dated as of April 1, 2004, among KCS Energy,
               Inc., KCS Resources, Inc., Medallion California Properties
               Company, KCS Energy Services, Inc., Proliq, Inc. and U.S.
               Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to KCS Energy, Inc.'s Quarterly
               Report on Form 10-Q (File No. 001-13781) filed on May 10,
               2004).

    4.2        First Supplemental Indenture, dated as of April 8, 2005, to
               Indenture dated as of April 1, 2004, among KCS Energy, Inc.,
               KCS Resources, Inc., Medallion California Properties
               Company, KCS Energy Services, Inc., Proliq, Inc. and U.S.
               Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to KCS Energy, Inc.'s Current
               Report on Form 8-K (File No. 001-13781) filed on April 11,
               2005).

    4.3        Form of 7 1/8% Senior Note due 2012 (included in Exhibit
               4.1).

    4.4        Registration Rights Agreement, dated April 8, 2005, among
               KCS Energy, Inc., KCS Resources, Inc., Medallion California
               Properties Company, KCS Energy Services, Inc., Proliq, Inc.,
               Credit Suisse First Boston LLC, J.P. Morgan Securities Inc.,
               Harris Nesbitt Corp., BNP Paribas Securities Corp. and
               Greenwich Capital Markets, Inc. (incorporated by reference to Exhibit 10.2 to KCS Energy, Inc.'s Current Report on Form
               8-K (File No. 001-13781) filed on April 11, 2005).

    4.5        Restated Certificate of Incorporation of KCS Energy, Inc.
               (incorporated by reference to Exhibit(3)i to KCS Energy, Inc.'s Annual Report on Form 10-K (File No. 001-13781) filed on April 2, 2001).

    4.6        Certificate of Incorporation, as amended, of KCS Resources,
               Inc. (incorporated by reference to Exhibit 4.5 to KCS Energy
               Inc.'s Registration Statement on Form S-3 (File No.
               333-108824) filed on September 16, 2003).

    4.7        Articles of Incorporation, as amended, of Medallion
               California Properties Company (incorporated by reference to
               Exhibit 4.7 to KCS Energy Inc.'s Registration Statement on
               Form S-3 (File No. 333-108824) filed on September 16, 2003).

    4.8        Certificate of Incorporation of KCS Energy Services, Inc.
               (incorporated by reference to Exhibit 4.6 to KCS Energy
               Inc.'s Registration Statement on Form S-4 (File No.
               333-116104) filed on June 2, 2004).

    4.9        Certificate of Amendment to Certificate of Incorporation of
               KCS Energy Services, Inc. (incorporated by reference to
               Exhibit 4.7 to KCS Energy Inc.'s Registration Statement on
               Form S-4 (File No. 333-116104) filed on June 2, 2004).

    4.10       Certificate of Incorporation of Proliq, Inc. (f/k/a Utility
               Propane Company f/k/a City Gas Service Company)
               (incorporated by reference to Exhibit 4.8 to KCS Energy
               Inc.'s Registration Statement on Form S-4 (File No.
               333-116104) filed on June 2, 2004).

    4.11 Certificate of Amendment of the Certificate of Incorporation of Proliq, Inc. (f/k/a Utility Propane Company f/k/a City
               Gas Service Company) dated March 8, 1966 (incorporated by reference to Exhibit 4.9 to KCS Energy Inc.'s Registration
               Statement on Form S-4 (File No. 333-116104) filed on June 2,
               2004).

    4.12 Certificate of Amendment of the Certificate of Incorporation of Proliq, Inc. (f/k/a Utility Propane Company f/k/a City
               Gas Service Company) dated November 9, 1989 (incorporated by reference to Exhibit 4.10 to KCS Energy, Inc.'s Registration
               Statement on Form S-4 (File No. 333-116104) filed on June 2,
               2004).

  EXHIBIT
   NUMBER                              DESCRIPTION
  -------                              -----------

    4.13       Certificate of Amendment to Certificate of Incorporation of
               Proliq, Inc. dated February 15, 2001 (incorporated by reference to Exhibit 4.11 to KCS Energy, Inc.'s Registration
               Statement on Form S-4 (File No. 333-116104) filed on June 2,
               2004).

    4.14 Restated By-Laws of KCS Energy, Inc. (incorporated by reference to Exhibit(3)iii to KCS Energy, Inc.'s Annual
               Report on Form 10-K (File No. 001-13781) filed on April 2,
               2001).

    4.15       Amendments to Restated By-Laws of KCS Energy, Inc. effective
               April 22, 2003 (incorporated by reference to Exhibit 3.1 to
               KCS Energy, Inc.'s Quarterly Report on Form 10-Q (File No.
               001-13781) filed on August 14, 2003).

    4.16 Restated By-Laws of KCS Resources, Inc. (incorporated by reference to Exhibit 4.6 to KCS Energy, Inc.'s Registration
               Statement on Form S-3 (File No. 333-108824) filed on
               September 16, 2003).

    4.17       Restated By-Laws of Medallion California Properties Company
               (incorporated by reference to Exhibit 4.8 to KCS Energy,
               Inc.'s Registration Statement on Form S-3 (File No.
               333-108824) filed on September 16, 2003).

    4.18 Restated By-Laws of KCS Energy Services, Inc. (incorporated by reference to Exhibit 4.13 to KCS Energy, Inc.'s
               Registration Statement on Form S-4 (File No. 333-116104) filed on June 2, 2004).

    4.19 Restated By-Laws of Proliq, Inc. (incorporated by reference to Exhibit 4.16 to KCS Energy, Inc.'s Registration Statement on Form S-4 (File No. 333-116104) filed on June 2, 2004).

    5.1* Opinion of Andrews Kurth LLP regarding the validity of the new notes.

    8.1*       Opinion of Andrews Kurth LLP regarding certain tax matters.

   12.1*       Statement regarding Computation of Ratio of Earnings to
               Fixed Charges.

   23.1*       Consent of Ernst & Young LLP.

   23.2*       Consent of Netherland, Sewell & Associates, Inc.

   23.3*       Consent of Andrews Kurth LLP (included in Exhibit 5.1).

   24.1*       Powers of Attorney (included on signature pages).

   25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York
               Trust Company, N.A. to act as trustee under the Indenture
               (incorporated by reference to Exhibit 25.1 to KCS Energy,
               Inc.'s Registration Statement on Form S-4 (File No.
               333-116104) filed on June 2, 2004).

   99.1*       Form of Letter of Transmittal.

   99.2*       Form of Guidelines for Certification of Taxpayer
               Identification Number on Substitute Form W-9.

   99.3*       Form of Notice of Guaranteed Delivery.

   99.4*       Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees.

   99.5*       Form of Letter to Clients.

   99.6*       Form of Exchange Agent Agreement.

---------------

* Indicates exhibits filed herewith.

# Pursuant to Item 601(b)(2) of Regulation S-K, KCS Energy agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.